                                                               Exhibit (a)(1)(A)

                        U.S. OFFER TO PURCHASE FOR CASH

                     19,843,658 AMERICAN DEPOSITARY SHARES
           REPRESENTING IN THE AGGREGATE 138,905,606 CLASS D SHARES
                                OF COMMON STOCK

                                      OF

           COMPANIA ANONIMA NACIONAL TELEFONOS DE VENEZUELA (CANTV)

                                      FOR

                     $30.00 PER AMERICAN DEPOSITARY SHARE
(EACH AMERICAN DEPOSITARY SHARE REPRESENTING SEVEN CLASS D SHARES OF COMMON
                                STOCK OF CANTV)

                                      BY

           COMPANIA ANONIMA NACIONAL TELEFONOS DE VENEZUELA (CANTV)

    THE U.S. OFFER IS OPEN TO ALL HOLDERS OF AMERICAN DEPOSITARY SHARES AND
                         CLASS D SHARES OF CANTV.


                       THE U.S. OFFER, PRORATION PERIOD
            AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. NEW YORK
   CITY TIME ON FRIDAY, NOVEMBER 23, 2001 UNLESS THE U.S. OFFER IS EXTENDED.

    THIS OFFER (THE "U.S. OFFER") IS NOT CONDITIONED UPON THE TENDER OF ANY MINIMUM NUMBER OF ADSS OR CLASS D SHARES. THE U.S. OFFER IS SUBJECT TO THE APPROVAL OF THE SHAREHOLDERS (INCLUDING ADS HOLDERS) OF CANTV AT THE OCTOBER 24, 2001 EXTRAORDINARY SHAREHOLDER MEETING AND OTHER CONDITIONS. SEE SECTION 13.

    The U.S. Offer is open to all holders of American Depositary Shares ("ADSs") and Class D shares of common stock ("Class D Shares") of Compania Anonima Nacional Telefonos de Venezuela (CANTV), a company (compania anonima) incorporated under the laws of Venezuela ("CANTV" or the "Company"). Subject to prorationing, Class D Shares tendered into the U.S. Offer by each Class D shareholder will be exchanged without expense to such shareholder for ADSs which will be purchased in the U.S. Offer, with one ADS being issued for every seven Class D Shares. Class D Shares not exchanged for ADSs will be returned to such shareholder as Class D Shares. Tenders of Class A Shares, Class B shares and Class C shares of CANTV are not being accepted pursuant to the U.S. Offer.

    The U.S. Offer is being made in conjunction with an offer in Venezuela (the "Venezuelan Offer" and, together with the U.S. Offer, the "Offers") by the Company to purchase 138,905,608 Class D Shares at $4.2857143 per share (the price being paid pursuant to the U.S. Offer, taking into account the number of Class D Shares represented by each ADS). In the event that the price per Class D Share pursuant to the Venezuelan Offer is increased, the Company intends to make a corresponding increase to the price to be paid per ADS (including ADSs for which Class D Shares have been exchanged) pursuant to the U.S. Offer, taking into account the number of Class D Shares represented by each ADS.

    The U.S. Offer and the Venezuelan Offer are limited, in the aggregate, to a maximum of 138,905,608 Class D Shares (including ADSs representing Class D Shares). The Company intends to treat the Offers as a single pool for proration purposes. If Class D Shares (including ADSs representing Class D Shares) representing more than 138,905,608 Class D Shares are tendered in the aggregate into the U.S. Offer and the Venezuelan Offer, a single proration factor will be computed. The number of ADSs (including ADSs for which Class D Shares have been exchanged) purchased in the U.S. Offer may depend on the number of ADSs and Class D Shares validly tendered in and not withdrawn from both Offers.

    We are offering to pay $30.00 per ADS (including ADSs for which Class D Shares have been exchanged), net to each seller in cash less any withholding taxes and without interest thereon. If the record date for the extraordinary dividend being submitted to shareholders (including ADS holders) for their approval occurs on a date prior to the transfer of the ADSs on the stock transfer records to the Company or its nominee pursuant to the Offers, then the purchase price per ADS will be reduced by the per ADS amount of any such dividend. See Section 1.

    The Venezuelan Comision Nacional de Valores (the ''CNV") has issued an order requiring AES Comunicaciones de Venezuela, C.A., a company jointly owned by The AES Corporation and Corporacion EDC, C.A. (collectively referred to as "AES"), to extend its Venezuelan tender offer to acquire shares of capital stock of CANTV so that the AES Venezuelan offer expires at the same time as the Offers being made by CANTV. CANTV believes that while the CNV's order does not literally require AES to extend its U.S. offer, the order has the effect of also extending AES's U.S. offer. The CNV's order requires AES to extend its Venezuelan offer through the date set by CANTV for the expiration of the CANTV Offers provided that such date is not later than thirty Venezuelan stock exchange trading days after the day next succeeding CANTV's October 24, 2001 extraordinary shareholder meeting. CANTV's Offers are set to expire on November 23, 2001.

    The ADSs are listed and traded on The New York Stock Exchange under the symbol "VNT". The Class D Shares are traded on the Caracas Stock Exchange under the symbol TDV.D". On October 23, 2001, the last full trading day prior to the commencement of the Offers, the last reported sale price for the ADSs was $23.07. The closing price of the Class D Shares on the Caracas Stock Exchange was Bs. 2,425. Holders of ADSs are urged to obtain current market prices for the ADSs.

October 24, 2001

                      WHERE YOU CAN GET MORE INFORMATION

    For assistance in connection with the U.S. Offer, please contact Georgeson Shareholder Communications Inc. (the "Information Agent") at its address and telephone numbers set forth on the back cover of this U.S. Offer to Purchase. Additional copies of this U.S. Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent, brokers, dealers, commercial banks, trust companies or other nominees.

    CANTV is subject to the informational requirements of the U.S. Securities Exchange Act of 1934 and files reports and other information with the U.S. Securities and Exchange Commission relating to its business, financial condition and other matters. The Company is also subject to the informational requirements of the applicable securities laws in Venezuela and files reports and other information with the CNV relating to its business, financial condition and other matters. See Section 7 for a description of how you can inspect or obtain copies of CANTV's reports, statements and other information.

                               TABLE OF CONTENTS

                                                                  PAGE
                                                                  ----
SUMMARY TERM SHEET...............................................   1

INTRODUCTION.....................................................  10

EXPLANATORY NOTES................................................  11

FORWARD-LOOKING STATEMENTS.......................................  11

THE U.S. OFFER...................................................  12
    1.TERMS OF THE U.S. OFFER; EXPIRATION DATE...................  12
    2.ACCEPTANCE FOR PAYMENT.....................................  13
    3.PROCEDURE FOR TENDERING IN THE U.S. OFFER; VALID TENDER....  14
    4.WITHDRAWAL RIGHTS..........................................  17
    5.CERTAIN TAX CONSIDERATIONS.................................  18
    6.PRICE RANGE OF ADSS AND CLASS D SHARES; DIVIDENDS..........  21
    7.INFORMATION CONCERNING CANTV...............................  23
    8.SOURCE AND AMOUNT OF FUNDS.................................  29
    9.BACKGROUND TO THE OFFERS; PAST CONTACTS, TRANSACTIONS,
      NEGOTIATIONS AND AGREEMENTS................................  30
   10.PURPOSE OF THE OFFERS; PLANS FOR CANTV.....................  33
   11.EFFECT OF THE OFFERS ON THE MARKET FOR THE ADSS AND CLASS D
      SHARES.....................................................  36
   12.EXTENSION OF TENDER PERIOD; TERMINATION, AMENDMENT.........  37
   13.CONDITIONS OF THE U.S. OFFER...............................  38
   14.LEGAL MATTERS; REGULATORY APPROVALS........................  40
   15.FEES AND EXPENSES..........................................  41
   16.MISCELLANEOUS..............................................  42

SCHEDULE I

                              SUMMARY TERM SHEET

    Compania Anonima Nacional Telefonos de Venezuela (CANTV) (the "Company" or "CANTV") is offering to purchase for cash pursuant to this U.S. offer an aggregate of 19,843,658 American Depositary Shares, or ADSs, of the Company. The Company will also accept tenders of Class D shares in this U.S. offer. Subject to prorationing as described in the following paragraph, Class D shares tendered into the U.S. offer by each Class D shareholder will be exchanged without expense to such shareholder for ADSs with one ADS being issued for every seven Class D shares and then purchased in the offer.

    The Company is also offering pursuant to a contemporaneous offer in Venezuela to purchase an aggregate of 138,905,608 of its Class D shares. The U.S. offer and the Venezuelan offer are limited, in the aggregate, to a maximum of 138,905,608 Class D shares (including ADSs representing Class D shares). The Company intends to treat the offers as a single pool for proration purposes. If Class D shares (including ADSs representing Class D shares) representing more than 138,905,608 Class D shares are tendered in the aggregate into the U.S. offer and the Venezuelan offer, a single proration factor will be computed.

    The capital stock of the Company is divided into four classes of shares of common voting stock: Class A shares, Class B shares, Class C shares and Class D shares. Class D shares are publicly traded and listed on the Caracas Stock Exchange and are the only class of shares of the Company underlying the ADSs. The ADSs trade on The New York Stock Exchange. Each ADS represents seven Class D shares. Class A shares, Class B shares and Class C shares are not publicly traded or listed on any stock exchange. See Section 7 for a description of the Class A shares, Class B shares and Class C shares. In general, on a transfer of Class A shares, Class B shares or Class C shares to a person not specified in the Company's bylaws as eligible to hold such shares, the transferred Class A shares, Class B shares or Class C shares automatically convert into Class D shares. In the case of Class C shares, CANTV's bylaws require that Class C shareholders must complete an internal market right of first refusal process before a transfer of such shares may be made.

    As of October 17, 2001, the Company estimates that 926,037,385 shares were outstanding including 407,300,610 Class D shares (including the Class D shares represented by ADSs), representing approximately 44% of the total shares outstanding. Based on the Company's estimates, the ADSs and Class D shares sought in this U.S. offer and the Venezuelan offer represent 15% of the outstanding shares of capital stock of the Company.

    The following are some of the questions that you as a holder of ADSs or Class D shares may have and answers to those questions. The information in this summary is not complete and we urge you to read carefully the remainder of this U.S. Offer to Purchase and the accompanying Letter of Transmittal.

Why is the Company making the offer?

    On September 25, 2001, AES Comunicaciones de Venezuela, C.A., a company jointly owned by The AES Corporation and Corporacion EDC, C.A., simultaneously commenced offers in the U.S. to purchase 28,566,944 ADSs of the Company (representing 199,968,608 Class D shares) for $24.00 per ADS and in Venezuela to purchase 199,968,608 shares of the Company for $3.4285714 per share for a total between the two offers of 399,937,216 shares.

    At a meeting of the board of directors of CANTV held on September 30, 2001, and at an adjourned session held on October 1, 2001, the board met to discuss the AES offers. After consulting with its legal and financial advisors, the board of directors, by unanimous vote of those directors present, recommended rejection of the AES offers as not being in the best interests of CANTV's shareholders and ADS holders. All members of the board of directors were present at the meeting other than the director (and alternate director) representing AES, who recused themselves from the meeting.

    At a meeting of the board of directors of CANTV held on October 15, 2001, the board approved a resolution to submit to the approval of CANTV's shareholders (including ADS holders) authorization for CANTV to repurchase Class D shares and ADSs and distribution of an extraordinary dividend. The offers and extraordinary dividend are part of a plan designed to provide the shareholders and ADS holders of CANTV with an alternative to the AES offers. CANTV believes that its offers will enable its shareholders and ADS holders to realize immediate value for their shares and ADSs.

    On October 19, 2001, the Venezuelan Comision Nacional de Valores, or CNV, issued an order which effectively required AES to extend its Venezuelan offer so that the AES Venezuelan offer expires at the same time as the offers being made by CANTV. CANTV believes that while the CNV's order does not literally require AES to extend its U.S. offer, the order has the effect of also extending AES's U.S. offer. The CNV's order requires AES to extend its Venezuelan offer through the date set by CANTV for the expiration of the CANTV offers provided that such date is not later than thirty Venezuelan stock exchange trading days after the day next succeeding CANTV's October 24, 2001 extraordinary shareholder meeting.

Do you have any plans for CANTV after consummation of the offers?

    At the October 15, 2001 board meeting, the board approved a resolution to submit to the approval of CANTV's shareholders (including ADS holders) an extraordinary dividend in the amount of approximately 520 Bolivares per share, equivalent to approximately U.S.$4.89 per ADS at current exchange rates, representing an estimated aggregate dividend of approximately U.S.$550 million based on the number of CANTV shares expected to be outstanding following the consummation of the offers. The extraordinary dividend will be payable in two installments, one of 284 Bolivares per share payable on December 10, 2001 to holders of record on December 3, 2001 and the other of 236 Bolivares per share payable on March 19, 2002 to holders of record on a date to be established in March. The offers and the extraordinary dividend are subject to shareholder approval at an extraordinary shareholder meeting to be held on October 24, 2001.

    In addition, at that same meeting, the board authorized CANTV to submit for approval by CANTV's shareholders a proposal to allow the employee trusts to make purchases from Class C shareholders (consisting of CANTV employees, former employees and and related persons) at the Bolivar equivalent of the $4.2857143 price per share offered in the Venezuelan offer or, if greater, the Bolivar equivalent of the price offered in any competing offer then in effect, subject to the same proration factor applicable to the CANTV offers or any competing offer then in effect if the price of such offer is being paid. Such sales would occur following conclusion of the offers and following payment by the Company of the first portion of the extraordinary dividend. The total number of shares sold by a Class C shareholder after October 15, 2001 plus the number of Class C shares sold by such shareholder to the employee trusts in these purchases following the offers may not exceed the number of Class C shares held by such Class C shareholder as of October 15, 2001, multiplied by the proration factor in the CANTV offers.

    Lastly, at the meeting of the board of directors on October 15, 2001, the board instructed management to conduct a study of CANTV's dividend policy and to make a recommendation to the board concerning the ability of CANTV to pay ordinary dividends at an increased rate in the future based on the strong cash flows of CANTV.

What is the effect of the offers on the AES offers?

    If this offer and the AES offers expire on the same date, ADS holders and Class D shareholders who tender ADSs and Class D shares into this offer will be unable to tender those ADSs and Class D shares into the AES offers and the ADS holders and Class D shareholders who tender into the AES offer will be unable to tender those ADSs and Class D shares into this offer. In this circumstance, if this offer is completed but the AES offers are not completed, ADSs and Class D shares tendered into but not purchased in this offer would not be purchased in either offer. Similarly, if the AES offers are completed and this offer is not completed, ADSs and Class D shares tendered into this offer would not be purchased in either offer.

    Both this offer and the AES offers are subject to a number of conditions. Under the terms of its offer, AES may terminate its offers if, among other things, CANTV offers to purchase any of its outstanding ADSs or shares or announces or proposes to declare or pay any distribution. Accordingly, as a consequence of the commencement of the CANTV offers and its proposal of the extraordinary dividend, under the terms of the AES offers, AES now has a right to terminate its offers. Also, if all ADSs and Class D shares being sought in this offer are purchased and VenWorld, the Venezuelan government and the holders of Class C shares do not tender into the AES offer, the minimum condition to the AES offers is not likely to be satisfied.

What are the classes and amounts of securities sought in this U.S. offer?

    The Company is seeking to purchase an aggregate of 19,843,658 ADSs, including ADSs issued in exchange for Class D shares, which is the equivalent of 138,905,606 Class D shares. Class D shareholders may participate in this U.S. offer by tendering their Class D shares, which shares will be exchanged for ADSs at no expense to the tendering shareholder. The U.S. offer and the Venezuelan offer are limited, in the aggregate, to a maximum of 138,905,608 Class D shares (or ADSs representing Class D shares). The Company intends to treat the offers as a single pool for proration purposes. If Class D shares (including ADSs representing Class D shares) representing more than 138,905,608 Class D shares are tendered in the aggregate into the U.S. offer and the Venezuelan offer, a single proration factor will be computed. The number of Class D shares is subject to increase based on conversions of Class A, Class B, and Class C shares. The number of ADSs and Class D shares purchased in the U.S. offer may depend on the number of ADSs and Class D shares validly tendered in and not withdrawn from both offers. See Section 1.

    Tenders of Class A shares, Class B shares and Class C shares of CANTV are not being accepted pursuant to this U.S. offer.

How much are you offering to pay in this U.S. offer and what is the form of payment?

    We are offering to pay $30.00 per ADS (including ADSs for which Class D shares have been exchanged), which is the equivalent of $4.2857143 per Class D share, net to each seller in cash less any withholding taxes and without interest thereon. If the record date for the extraordinary dividend described above occurs on a date prior to the transfer of the ADSs on the stock transfer records to the Company or its nominee pursuant to the offers, then the purchase price per ADS will be reduced by the per ADS amount of any such dividend. See
Section 1.

Will I have to pay any fees or commissions?

    Tendering holders of ADSs or Class D shares will not be obligated to pay transfer taxes on the sale of their ADSs (or Class D shares) pursuant to this U.S. offer, except as set forth in Instruction 6 of the Letter of Transmittal. If you are the record holder of your ADSs or Class D shares and you tender your ADSs or Class D shares to us in this U.S. offer, you will not have to pay brokerage fees or similar expenses. If you own your ADSs or Class D shares through a broker or other nominee, and your broker or other nominee tenders your ADSs or Class D shares on your behalf, your broker or nominee may charge you a fee and we will not be responsible for paying that fee. You should consult your broker or nominee to determine whether any charges will apply. The Company will bear all costs and expenses associated with the exchange of Class D shares for ADSs under the Amended and Restated Deposit Agreement, dated September 10, 2000, among CANTV, The Bank of New York, as depositary for the ADSs, and holders from time to time of American Depositary Receipts, or ADRs, to the extent to be purchased in the offer.

Are you making a concurrent offer for Class D shares in the Venezuelan market?

    Yes. Concurrently with this U.S. offer, we are making an offer in Venezuela to purchase Class D shares. The Venezuelan offer is open to all holders of CANTV Class D shares outside the United States who are not U.S. persons, as that term is defined under the U.S. Securities Act of 1933. In general, on a transfer of Class A shares, Class B shares or Class C shares to a person not specified in CANTV's bylaws as eligible to hold such shares, the transferred Class A shares, Class B shares or Class C shares automatically convert into Class D shares. In the case of Class C shares, CANTV's bylaws require that Class C shares must undergo an internal market right of first refusal process before a transfer of such shares may be made.

How much are you offering to pay for Class D shares in the Venezuelan offer?

    In the Venezuelan offer we are offering to pay $4.2857143 per Class D share in cash to each seller, payable in U.S. dollars or the equivalent in Bolivares to tendering holders that elect to be paid in Bolivares, subject to reduction for the extraordinary dividend described above. When adjusted to reflect the fact that each ADS represents seven Class D shares, the price per Class D share payable in the Venezuelan offer is equal to the price per ADS payable in this U.S. offer. If the price per Class D share in the Venezuelan offer is increased, the Company intends to make a corresponding increase in the price to be paid per ADS (including ADSs for which Class D shares have been exchanged) in the U.S., taking into account that each ADS represents seven Class D shares. If a holder of Class D shares tendering into the Venezuelan offer is paid in Bolivares, the amount paid in Bolivares will be equivalent to $4.2857143 per Class D share on the date of payment.

Why is there a separate Venezuelan offer?

    The terms and conditions of this U.S. offer and the Venezuelan offer are substantially similar and generally differ only to the extent required by local customary market practice or Venezuelan or U.S. law. U.S. and Venezuelan law each require that share repurchases by issuers comply with the rules and regulations of the home country. Because the U.S. and Venezuelan laws relating to such repurchases are different and may be inconsistent in certain respects, we are making two separate offers.

Is it possible to tender ADSs into the Venezuelan offer?

    ADSs can be tendered only in the U.S. Offer.

Do you have the financial resources to make the payments required in the offers?

    The Company will have cash on hand available for use in connection with the U.S. and Venezuelan offers and the extraordinary dividend. Neither this U.S. offer nor the Venezuelan offer is conditioned on the completion of any financing arrangements. See Section 8.

What is the Company's recommendation with respect to its offers?

    The board of directors of CANTV has approved the making of the U.S. and Venezuelan offers. However, ADS holders and Class D shareholders must make their own decisions whether to tender ADSs or Class D shares and, if so, how many ADSs or Class D shares to tender. Neither the Company nor its board of directors makes any recommendation to any ADS holder or Class D shareholder as to whether to tender or refrain from tendering ADSs or Class D shares and neither the Company nor its board of directors has authorized any person to make any such recommendation. Similarly, neither the board of directors nor the Company is making any recommendation with respect to the Venezuelan offer. The offers are subject to approval of the Company's shareholders (including ADS holders) at the October 24, 2001 extraordinary shareholder meeting.

What will happen to the Class D shares and ADSs that the Company acquires in the offers?

    Class D shares and ADSs that the Company acquires pursuant to the U.S. and Venezuelan offers will become treasury shares and, as required by Venezuelan Capital Markets Law, will within two years of the Company's purchase be offered for resale first to the Company's shareholders and, if not purchased by its shareholders, may be used for any lawful purpose including issuance to the public or, subject to shareholder approval, may be retired. If the treasury shares are not reissued or retired within two years of the Company's purchase, the Company must, subject to shareholder approval, retire such shares. Except as disclosed, the Company has no current plan for issuance of shares repurchased pursuant to the offers.

Will you buy all my shares if I tender them?

    If more than 138,905,608 Class D shares (including ADSs representing Class D shares) are tendered in the aggregate into the U.S. offer and the Venezuelan offer, then fewer than all such tendered Class D shares (including ADSs representing Class D shares) will be accepted for payment. In such event, the Company will accept for payment, in the aggregate in the offers, 138,905,608 Class D shares (including ADSs representing Class D shares) on a pro rata basis among all such Class D shares (including ADSs representing Class D shares) validly tendered into and not withdrawn from both offers, with adjustments to avoid purchases of fractional Class D shares or ADSs. As a result, the total number of ADSs (including ADSs for which Class D shares have been exchanged) that will be accepted for payment in the U.S. offer will depend on the number of ADSs and Class D shares tendered into both offers. If proration of tendered ADSs and Class D shares is required, because of the difficulty of determining the number of ADSs and Class D shares validly tendered and not withdrawn, the Company does not expect to be able to announce the final results of such proration until at least five business days after the expiration date of the offers. Preliminary results of such proration will be announced by press release as promptly as practicable after the expiration date of the offers.

Who are CANTV's major shareholders?

    As of October 17, 2001 (except as indicated below):

   . VenWorld Telecom, C.A., a Venezuelan company, owned 305,469,959 Class A shares, representing approximately 33.0% of CANTV's outstanding capital stock. The principal shareholders of VenWorld are GTE Venezuelan Telephone Incorporated, a wholly-owned subsidiary of Verizon Communications Inc., which owns 75.6% of VenWorld's outstanding capital stock, and Telefonica Venezuelan Holding B.V., a wholly-owned subsidiary of TI Telefonica Internacional de Espana, S.A., which owns 20.9% of VenWorld's outstanding capital stock.

   . Verizon beneficially owned 32,945,829 Class D shares, representing approximately 3.6% of the outstanding capital stock of CANTV.

   . The government of Venezuela owned all 51,900,000 outstanding Class B shares, representing approximately 5.6% of the outstanding capital stock of CANTV.

   . Employees, retirees, their successors and related parties (including trusts for the benefit of employees and retirees) owned approximately 96,919,830 outstanding Class C shares, representing approximately 10.5% of the outstanding capital stock of CANTV.

   . AES beneficially owned 63,999,999 Class A shares, representing approximately 6.9% of the outstanding capital stock of CANTV.

   . As of September 24, 2001, to the knowledge of the Company based on information available to it, Brandes Investment Partners, L.P. owned 15,100,244 ADSs (which is the equivalent of 105,701,708 Class D shares), representing approximately 11.4% of the outstanding capital stock of CANTV.

How will these transactions affect the ownership of other shareholders?

    The purchase of Class D shares (including ADSs representing Class D shares) in the offers will increase the proportional voting power and economic interest of the remaining CANTV shares. The CNV has ordered that VenWorld tender into the offers a number of CANTV shares equal to the proportion of total shares tendered in the offers by other shareholders. Accordingly, VenWorld's proportional voting power and economic interest should not increase as a result of the offers. The CNV also issued an order on October 19, 2001 that precludes the employee trusts from purchasing Class C shares during the pendency of this offer and the Venezuelan offer. The CNV has also decreed that Class C shares held by the employee trusts must be voted in the same proportion as votes cast by Class C shareholders other than the trusts. This decree will have the effect of maintaining the relative voting power of other shareholders, including VenWorld.

What are the most significant conditions to the offers?

    We are not obligated to purchase any ADSs (including ADSs for which Class D shares have been exchanged) which are validly tendered in the offers unless:

   . The shareholders (including ADS holders) of the Company have approved the offers at the Company's October 24, 2001 extraordinary shareholder meeting on substantially the same terms as approved by the board of directors of the Company.

   . All regulatory approvals required to consummate the offers have been obtained and remain in full force and effect without the imposition of any condition or restriction that would be materially adverse to us.

    The offers are not conditioned on the tender of any minimum number of ADSs or Class D shares or on financing. See Section 13.

How long do I have to decide whether to tender in this U.S. offer?

    You will have at least until 5:00 p.m., New York City time, on November 23, 2001 to decide whether to tender your ADSs or Class D shares pursuant to this U.S. offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described later in this U.S. Offer to Purchase. See Sections 1 and 3.

Can this U.S. offer be extended and under what circumstances?

    We expressly reserve the right, in our sole discretion but subject to applicable law, to extend the period of time during which this U.S. offer remains open. However, there can be no assurance that we will exercise our right to extend this U.S. offer. See Sections 12 and 13.

How will I be notified if this U.S. offer is extended?

    If we extend this U.S. offer, we will inform The Bank of New York and Georgeson Shareholder Communications Inc. (which are the U.S. Receiving Agent and Information Agent, respectively, for this U.S. offer) of that fact, and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which this U.S. offer was previously scheduled to expire. See Section 12.

How do I tender my ADSs or Class D shares into this U.S. offer?

    To tender your ADSs or Class D shares, prior to 5:00 p.m., New York City time on November 23, 2001, unless this U.S. offer is extended:

  . you must deliver your ADRs representing ADSs or share certificates representing Class D shares and a properly completed and duly executed Letter of Transmittal to the U.S. Receiving Agent at the address appearing on the back cover page of this U.S. Offer to Purchase; or

  . the U.S. Receiving Agent must receive a confirmation of receipt of your ADSs by book-entry transfer and an Agent's Message in lieu of the Letter of Transmittal; or

  .  you must comply with the guaranteed delivery procedure.

    Contact the Information Agent for assistance at its address and telephone numbers set forth on the back cover of this U.S. Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

I hold ADSs or Class D shares in "street" name. How do I participate in this U.S. offer?

    If you hold ADSs or Class D shares in "street" name, instruct your broker or custodian to arrange, before the expiration date of this U.S. offer, for either:

  . the book-entry transfer of your ADSs into the U.S. Receiving Agent's account at The Depository Trust Company; or

  . the tender of your ADSs or Class D shares by delivering an ADR or a Class D share certificate along with a Letter of Transmittal.

    You will be provided with a form to instruct your broker or custodian to tender. This form will also be available from the Information Agent. See
Section 3.

Until what time can I withdraw previously tendered ADSs and Class D shares?

    You can withdraw previously tendered ADSs and Class D shares at any time until this U.S. offer has expired and, if we have not agreed to accept your ADSs (including ADSs for which Class D shares have been exchanged) for payment by December 20, 2001, you can withdraw them at any time after that date until we do accept your ADSs (including ADSs for which Class D shares have been exchanged) for payment. See Section 4.

How do I withdraw previously tendered ADSs and Class D shares?

    To withdraw ADSs or Class D shares, you must deliver a written or facsimile notice of withdrawal with the required information to the U.S. Receiving Agent while you still have the right to withdraw the ADSs or Class D shares. See
Section 4.

What are the United States federal income and Venezuelan tax consequences of tendering ADSs and Class D shares?

    The receipt of cash for ADSs (including ADSs for which Class D shares have been exchanged) pursuant to this U.S. offer will be a taxable transaction for United States federal income tax purposes. The character of the payment as an amount realized on a sale or exchange or as a dividend will depend on all the facts and circumstances applicable to each holder. Non-residents of Venezuela will not be subject to Venezuelan income tax as a result of this U.S. offer. See Section 5.

Do you intend to acquire additional capital stock of CANTV following the offers?

    Except for purchases of Class C shares by certain trusts established for the benefit of Company employees, the Company does not currently have any plans or proposals following completion of the offers to acquire additional shares of capital stock of CANTV, but reserves the right to do so in the future. The Company may decide, subject to applicable law which includes a prohibition on such purchases for ten business days following termination of this U.S. offer, to purchase additional ADSs or CANTV shares following completion of the offers, through open market purchases, privately negotiated transactions, additional tender offers or otherwise, at prices that may be higher or lower than those paid pursuant to the offers. See Section 10.

Will CANTV continue to be traded as a public company?

    Yes. Class D shares will continue to be listed and traded on the Caracas Stock Exchange. We also intend to maintain the listing of ADSs on The New York Stock Exchange.

If I decide not to tender, how will the offers affect my ADSs or Class D shares?

    Holders of ADSs and Class D shares who do not tender will receive an extraordinary dividend and will continue to participate in any growth and profitability of the Company with respect to all their ADSs and Class D shares. The purchase of ADSs (including ADSs for which Class D shares have been exchanged) pursuant to this U.S. offer and Class D shares pursuant to the Venezuelan offer will reduce the number of ADSs and Class D shares that might otherwise trade and may reduce the number of holders of both the ADSs and Class D shares. The reduction in publicly traded ADSs and Class D shares may adversely affect the liquidity, marketability and market value of the ADSs and Class D shares. See Section 11.

Do the holders of ADSs or Class D shares have appraisal rights in connection with the U.S. offer?

    Holders of ADSs and Class D shares do not have appraisal rights in connection with this U.S. offer.

What is the market value of my ADSs and Class D shares as of a recent date?

    On August 29, 2001, immediately prior to the announcement of the AES offers, the closing price of the ADSs reported on The New York Stock Exchange was $21.98 per ADS and the closing price of the Class D shares on the Caracas Stock Exchange was Bs. 2,225.0. On September 24, 2001, the day before the commencement of the AES offers, the closing price of the ADSs reported on The New York Stock Exchange was $23.70 per ADS and the closing price of the Class D shares on the Caracas Stock Exchange was Bs. 2,467.5. On October 15, 2001, immediately prior to the announcement of the offers, the closing price of the ADSs reported on The New York Stock Exchange was $21.18 per ADS and the closing price of the Class D shares on the Caracas Stock Exchange was Bs. 2,315.0. On October 23, 2001, the day before the commencement of the offers, the closing price of the ADSs reported on The New York Stock Exchange was $23.07 per ADS and the closing price of the Class D shares on the Caracas Stock Exchange was Bs. 2,425.0. You should obtain a recent quotation for the ADSs and Class D shares in deciding whether to tender your ADSs and Class D shares. See Section 6.

Whom can I talk to if I have questions about the U.S. offer?

    You can call Georgeson Shareholder Communications Inc., the information agent for this U.S. offer. See the back cover of this U.S. Offer to Purchase for contact telephone numbers and address.

       To the Holders of American Depositary Shares and Class D Shares of Compania Anonima Nacional Telefonos de Venezuela (CANTV):

                                 INTRODUCTION

    Compania Anonima Nacional Telefonos de Venezuela (CANTV), a company (compania anonima) incorporated under the laws of Venezuela (the "Company" or "CANTV"), hereby offers to purchase for cash 19,843,658 American Depositary Shares ("ADSs"), including ADSs issued in exchange for tendered shares of Class D common stock ("Class D Shares") of CANTV, representing in the aggregate 138,905,606 of Class D Shares for $30.00 per ADS, net to the seller in cash less any withholding taxes and without interest thereon, upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase and the related Letter of Transmittal (the "Letter of Transmittal") and Notice of Guaranteed Delivery (which, as amended or supplemented from time to time, together, constitute the "U.S. Offer"). Class D shareholders may also tender their Class D Shares in the U.S. Offer. Subject to prorationing as described below, Class D Shares tendered will be exchanged without cost to the holder for ADSs which will be purchased in the U.S. Offer, with one ADS being issued for every seven Class D Shares. If the record date for the extraordinary dividend described in this U.S. Offer occurs on a date prior to the transfer of the ADSs on the stock transfer records to the Company or its nominee pursuant to the Offers (as defined below), then the purchase price per ADS (including ADSs for which Class D Shares have been exchanged) will be reduced by the per ADS amount of any such dividend.

    Concurrently with the U.S. Offer, the Company is making an offer in Venezuela (the "Venezuelan Offer" and, together with the U.S. Offer, the "Offers") to purchase 138,905,608 Class D Shares, each for $4.2857143 per Class D Share in cash payable in U.S. dollars or in Bolivar equivalent to tendering holders that elect to be paid in Bolivares. The U.S. Offer and the Venezuelan Offer are limited, in the aggregate, to a maximum of 138,905,608 Class D Shares (including ADSs representing Class D Shares). The Company intends to treat the Offers as a single pool for proration purposes. If Class D Shares (including ADSs representing Class D Shares) representing more than 138,905,608 Class D Shares are tendered in the aggregate into the U.S. Offer and the Venezuelan Offer, a single proration factor will be computed. The actual number of ADSs purchased in the U.S. Offer (including ADSs for which Class D Shares have been exchanged) will depend on the number of Class D Shares and ADSs validly tendered in and not withdrawn from both Offers.

                               EXPLANATORY NOTES

    Except as otherwise specifically provided, references in this U.S. Offer to Purchase to amounts in Bolivares, other than the financial information in
Section 7 under the heading "Financial Information," are set forth in nominal amounts. Nominal Bolivar amounts reflect Bolivares that have not been adjusted for the effects of inflation. See Section 7. In this document, references to "U.S." or "United States" are references to the United States of America, references to "United States dollars", "U.S. dollars", "US$", "$" or "dollars" are to U.S. currency, references to "Venezuela" are references to the Republic of Venezuela and references to "Venezuelan Bolivares", "Bolivares" or "Bs." are to Venezuelan currency.

                          FORWARD-LOOKING STATEMENTS

    Some of the statements contained in the U.S. Offer discuss future expectations, contain projections of results of operations or financial conditions or state other "forward-looking" information. Those statements are subject to known and unknown risks, uncertainties and other factors. Actual developments could differ significantly from those contemplated in these forward-looking statements. The forward-looking information is based on various factors and was derived using numerous assumptions. Forward-looking statements made by the Company speak only as of the date they are made, and neither the Company nor any other person or entity shall have any obligation to update or revise them, whether as a result of new information, future events or otherwise, except as may be required by applicable law (including the U.S. Securities Exchange Act of 1934 (the "Exchange Act") and regulations promulgated thereunder).

                                THE U.S. OFFER

1.  Terms of the U.S. Offer; Expiration Date

    Upon the terms and subject to the conditions of the U.S. Offer, the Company will accept for payment and pay for an aggregate of 19,843,658 ADSs, including ADSs issued in exchange for tendered Class D Shares, representing in the aggregate 138,905,606 Class D Shares, validly tendered on or prior to the Expiration Date and not withdrawn (as provided in Section 4) for $30.00 per ADS, net to each seller in cash less any withholding taxes and without interest thereon. Class D Shares may also be tendered into the U.S. Offer and subject to prorationing, will be exchanged without expense to the tendering shareholder, with one ADS being issued for every seven Class D Shares and then purchased in the U.S. Offer. If the record date for the extraordinary dividend occurs on a date prior to the transfer of the ADSs on the stock transfer records to the Company or its nominee pursuant to the Offers, then the purchase price per ADS (including ADSs for which Class D Shares have been exchanged) will be reduced by the per ADS amount of any such dividend. The term "Expiration Date" shall mean 5:00 p.m. New York City time on November 23, 2001, unless the Company shall have extended the period of time for which the U.S. Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the U.S. Offer, as so extended by the Company, shall expire.

    The Company intends to purchase a total of 138,905,608 Class D Shares in both Offers, including Class D Shares underlying ADSs. If more than 138,905,608 Class D Shares (or ADSs representing Class D Shares) are tendered in the aggregate into the U.S. Offer and the Venezuelan Offer, then fewer than all such tendered Class D Shares (including ADSs representing Class D Shares) will be accepted for payment. In such event, the Company will accept for payment, in the aggregate in the Offers, 138,905,608 Class D Shares (including ADSs representing Class D Shares) on a pro rata basis among all such Class D Shares (including ADSs representing Class D Shares) validly tendered into and not withdrawn from both Offers, with adjustments to avoid purchases of fractional Class D Shares or ADSs. As a result, the total number of ADSs (including ADSs for which Class D Shares have been exchanged) that will be accepted for payment in the U.S. Offer will depend on the number of ADSs and Class D Shares tendered into both Offers.

    If proration of tendered ADSs and Class D Shares is required, because of the difficulty of determining the number of ADSs and Class D Shares validly tendered and not withdrawn, the Company does not expect to be able to announce the final results of such proration until at least five business days after the Expiration Date. Preliminary results of such proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of ADSs and Class D Shares may obtain preliminary information from Georgeson Shareholder Communications Inc. (the "Information Agent") and may be able to obtain such information from their brokers. The Company will not pay for any ADSs (including ADSs for which Class D Shares have been exchanged) accepted for payment pursuant to the U.S. Offer until the final proration factor is known.

    The U.S. Offer is subject to the conditions set forth in Section 13. If any condition is not satisfied on or before the Expiration Date, the Company may
(1) terminate the U.S. Offer and return all tendered ADSs and Class D Shares to tendering shareholders, (2) extend the U.S. Offer and, subject to withdrawal rights as set forth in Section 4, retain all such ADSs and Class D Shares until the expiration of the U.S. Offer as so extended, (3) waive any conditions not satisfied and, subject to any requirement to extend the period of time during which the U.S. Offer is open, purchase all ADSs and Class D Shares validly tendered on or prior to the Expiration Date and not withdrawn or (4) delay acceptance for payment or payment for ADSs (including ADSs for which Class D Shares have been exchanged), subject to applicable law, until satisfaction or waiver of the conditions to the U.S. Offer. For a description of the Company's right to extend the period of time during which the U.S. Offer is open and to amend, delay or terminate the U.S. Offer, see Sections 12 and 13.

    Holders of ADSs and Class D Shares do not have appraisal rights in connection with the U.S. Offer.

2.  Acceptance for Payment

    Upon the terms and subject to the conditions of the U.S. Offer, the Company will accept for payment and pay for ADSs (including ADSs for which Class D Shares have been exchanged) validly tendered and not withdrawn on or prior to the Expiration Date as soon as practicable after the later of the Expiration Date and the satisfaction or waiver of the conditions set forth in Section 13. In addition, the Company reserves the right, in its sole discretion, to delay the acceptance for payment or payment for ADSs (including ADSs for which Class D Shares have been exchanged) in order to comply in whole or in part with any applicable law. This reservation by the Company of the right to delay acceptance for payment of or payment for ADSs (including ADSs for which Class D Shares have been exchanged) is subject to applicable law, which requires that the Company pay the consideration offered or return the ADSs and Class D Shares deposited by or on behalf of ADS holders and Class D shareholders promptly after the termination or withdrawal of the U.S. Offer. See Sections 12 and 13 for a description of the Company's right to extend the period of time during which the U.S. Offer is open, to amend the U.S. Offer in any respect, to terminate the U.S. Offer and not accept for payment or pay for ADSs (including ADSs for which Class D Shares have been exchanged) or to delay acceptance for payment or payment for ADSs (including ADSs for which Class D Shares have been exchanged).

    For purposes of the U.S. Offer, the Company shall be deemed to have accepted for payment tendered ADSs (including ADSs for which Class D Shares have been exchanged) when, as and if the Company gives oral or written notice to The Bank of New York (the "U.S. Receiving Agent") of its acceptance of the tenders of such ADSs and Class D Shares. Payment for ADSs (including ADSs for which Class D Shares have been exchanged) accepted for payment pursuant to the U.S. Offer will be made by depositing the purchase price with the U.S. Receiving Agent, which will act as agent for the tendering ADS holders and Class D shareholders for the purpose of receiving payments from the Company and transmitting such payments to tendering ADS holders and Class D shareholders. In all cases, payment for ADSs (including ADSs for which Class D Shares have been exchanged) accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the U.S. Receiving Agent of American Depositary Receipts ("ADRs") for such ADSs or share certificates representing such Class D Shares or of a confirmation of a book-entry transfer of ADSs into the U.S. Receiving Agent's account at the Book-Entry Transfer Facility (as defined in
Section 3), a properly completed and duly executed Letter of Transmittal or an Agent's Message (as defined in Section 3 in the case of a book-entry transfer) and all other required documents. For a description of the procedure for tendering ADSs and Class D Shares pursuant to the U.S. Offer, see Section 3. Payment for ADSs (including ADSs for which Class D Shares have been exchanged) also may be delayed in the event of proration due to the difficulty of determining the number of ADSs and Class D Shares validly tendered and not withdrawn in the U.S. Offer or the number of Class D Shares validly tendered and not withdrawn in the Venezuelan Offer. In addition, payment may be made to tendering ADS holders and Class D shareholders at different times if delivery of the ADSs or Class D Shares and other required documents occur at different times. Under no circumstances will interest be paid on the purchase price offered by the Company in connection with the Offers, even if there is a delay in making the purchase and payment.

    If the consideration to be paid for Class D Shares pursuant to the Venezuelan Offer is increased, the Company will make a corresponding increase to the price to be paid per ADS (including ADSs for which Class D Shares have been exchanged) purchased pursuant to the U.S. Offer, taking into account the number of Class D Shares represented by each ADS.

    If any tendered ADSs or Class D Shares are not purchased pursuant to the U.S. Offer for any reason, or if ADRs or Class D share certificates are submitted representing more ADSs or Class D

Shares than are tendered, ADRs or Class D share certificates for such unpurchased or untendered ADSs or Class D Shares will be returned (or, in the case of ADSs tendered by book-entry transfer, such ADSs will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to the tendering ADS holder or Class D shareholder, as promptly as practicable following the expiration or termination of the U.S. Offer.

3.  Procedure for Tendering in the U.S. Offer; Valid Tender

    In order for ADSs and Class D Shares to be validly tendered pursuant to the U.S. Offer:

     (1) (a) the Letter of Transmittal properly completed and duly executed, together with any signature guarantees (or, in the case of book-entry transfer of ADSs, an Agent's Message (as defined below) in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal must be received by the U.S. Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase, and

  (b) theADRs or Class D share certificates representing the ADSs or Class D Shares being tendered must be received by the U.S. Receiving Agent or such ADRs for the ADSs must be tendered pursuant to the procedure for book-entry transfer described below and a book-entry confirmation must be received by the U.S. Receiving Agent, in each case, prior to the Expiration Date, or

     (2) the tendering ADS holder or Class D shareholder must comply with the guaranteed delivery procedures described below.

    The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility (as defined below) to and received by the U.S. Receiving Agent and forming a part of a book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the ADSs which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the U.S. Offer and that the Company may enforce such agreement against such participant.

    If you hold ADSs or Class D Shares in "street" name, you should instruct your broker or custodian to arrange, before the Expiration Date, for either:


   . the book-entry transfer of your ADSs into the U.S. Receiving Agent's account at the Book-Entry Transfer Facility; or

   . the tender of your ADSs or Class D Shares by delivering an ADR or a Class D share certificate along with a Letter of Transmittal.

    You will be provided with a form to instruct your broker or custodian to tender. This form will also be available from the Information Agent.

    Book-Entry Delivery

    The U.S. Receiving Agent will establish an account with respect to the ADSs at The Depository Trust Company (referred to as the "Book-Entry Transfer Facility") for purposes of the U.S. Offer within two business days after the date of commencement of the U.S. Offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of ADSs by causing the Book-Entry Transfer Facility to transfer such ADSs into the U.S. Receiving Agent's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of ADSs may be effected through book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal and any other required documents must be received by the U.S. Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the U.S. Receiving Agent.

    Partial Tenders

    If fewer than all of the ADSs or Class D Shares delivered to the U.S. Receiving Agent are to be tendered, the holder thereof should so indicate by filling in the number of ADSs or Class D Shares which are to be tendered in the box entitled "Number of Securities Tendered" in the Letter of Transmittal. In such case, new ADRs or Class D share certificates for the untendered ADSs or Class D Shares represented by the old ADRs or Class D share certificates will be sent to the person(s) signing such Letter of Transmittal (or delivered as such person properly indicates thereon) as promptly as practicable following the date the tendered ADSs (including ADSs for which Class D Shares have been exchanged) are purchased. All ADSs and Class D Shares delivered to the U.S. Receiving Agent will be deemed to have been tendered unless otherwise indicated. See Instruction 4 of the Letter of Transmittal.

    Signature Guarantees

    Except as otherwise provided in the next sentence, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in a Medallion Signature Guarantee Program (an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (1) if the Letter of Transmittal is signed by the registered holder of the ADSs or Class D Shares tendered therewith and such holder has not completed the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) if such ADSs or Class D Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

    If the ADSs or Class D Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or ADSs or Class D Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of such ADSs or Class D Shares, then the tendered ADRs or Class D share certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the ADRs or Class D share certificates, with the signatures on the ADRs or Class D share certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 of the Letter of Transmittal.

    Guaranteed Delivery

    If an ADS holder or Class D shareholder desires to tender ADSs or Class D Shares pursuant to the U.S. Offer and cannot deliver such ADSs or Class D Shares and all other required documents to the U.S. Receiving Agent on or prior to the Expiration Date, or an ADS holder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such ADSs or Class D Shares may nevertheless be tendered if all of the following conditions are met:

   .  such tender is made by or through an Eligible Institution;

   . a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company is received by the U.S. Receiving Agent (as provided below) on or prior to the Expiration Date; and

   . the ADRs or Class D Share certificates representing such ADSs or Class D Shares (or a confirmation of a book-entry transfer of ADSs into the U.S. Receiving Agent's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal with any required signature guarantee, or an Agent's Message in lieu of Letter of Transmittal in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, are received by the U.S. Receiving Agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the U.S. Receiving Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

    Notwithstanding any other provisions hereof, payment for ADSs (including ADSs for which Class D Shares have been exchanged) accepted for payment pursuant to the U.S. Offer will in all cases be made only after timely receipt by the U.S. Receiving Agent of certificates representing such shares, or of book-entry confirmation with respect thereto, a properly completed and duly executed Letter of Transmittal together with any required signature guarantees (or, in the case of book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering holders at the same time and will depend upon when ADRs representing such ADSs or certificates representing Class D Shares are received by the U.S. Receiving Agent or book-entry confirmation with respect to such ADSs are received into the U.S. Receiving Agent's account at the Book-Entry Transfer Facility.

    The method of delivery of ADRs, Class D share certificates and all other required documents, including through the Book-Entry Transfer Facility, is at the option and risk of the tendering ADS holder or Class D shareholder, and delivery will be deemed made only when actually received by the U.S. Receiving Agent. In all cases, sufficient time should be allowed to ensure a timely delivery. If ADRs or Class D share certificates are sent by mail, registered mail with return receipt requested, properly insured, is recommended.

    Backup Withholding

    Under the "backup withholding" provisions of U.S. federal income tax law, unless a tendering ADS holder or Class D shareholder satisfies the conditions described in Instruction 11 of the Letter of Transmittal or is otherwise exempt, the cash payable as a result of the U.S. Offer may be subject to U.S. backup withholding tax. To prevent backup withholding, each holder should complete, sign and deliver the Substitute Form W-9 provided in the Letter of Transmittal prior to receipt of any payment or, if such holder is under U.S. federal income tax law a non-resident alien individual or foreign entity not subject to backup withholding, such holder should complete, sign and deliver an Internal Revenue Service Form W-8BEN prior to receipt of any payment. See Instruction 11 of the Letter of Transmittal.

    Representations by ADS Holder and Class D Shareholder

    The tender of ADSs and Class D Shares pursuant to any one of the procedures described above will constitute the tendering ADS holder's or Class D shareholder's acceptance of the terms of the U.S. Offer, as well as the tendering ADS holder's or Class D shareholder's representation and warranty that:

   . such ADS holder or Class D shareholder owns the ADSs or Class D Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act;

   .  the tender of such ADSs or Class D Shares complies with Rule 14e-4; and

   . such ADS holder or Class D shareholder has the full power and authority to tender and assign the ADSs or Class D Shares tendered,

all as specified in the Letter of Transmittal.

    Matters Concerning Validity, Eligibility and Acceptance

    All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of ADSs or Class D Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders of ADSs or Class D Shares determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in any tender of ADSs or Class D Shares. None of the Company, the U.S. Receiving Agent, the Information Agent nor any other person or entity will be under any duty to give notification of any defect or irregularity in any tender or incur any liability for failure to give any such notification.

    The Company's acceptance for payment of ADSs or Class D Shares tendered pursuant to the U.S. Offer will constitute a binding agreement between the tendering ADS holder or Class D shareholder and the Company upon the terms and subject to the conditions of the U.S. Offer.

    Procedures for Exchanging Class D Shares for ADSs

    Although the Company will be purchasing only ADSs in the U.S. Offer, Class D shareholders may also tender Class D Shares in the U.S. Offer. Following the Expiration Date, the Company will determine the proration factor for the U.S. Offer and the Venezuelan Offer. The pro rata number of Class D Shares to be purchased in the U.S. Offer from each tendering Class D shareholder will be deposited with The Bank of New York, the depositary for the ADSs (the "Depositary") and exchanged for ADSs which will be purchased in the U.S. Offer, with one ADS being issued for every seven Class D Shares. The exchange of Class D Shares for ADSs will be without expense to the Class D shareholder. All Class D Shares tendered but which were not exchanged for ADSs for purchase in the U.S. Offer will be returned in accordance with instructions provided in the Letter of Transmittal to the tendering Class D shareholder, or its designee, in the form of Class D Shares. See Instructions 1, 5, 6 and 7 in the Letter of Transmittal.

    If you have any questions about the procedure for tendering ADSs or Class D Shares, or need additional copies of the U.S. Offer to Purchase materials, please contact the Information Agent at the telephone numbers or address set forth on the back cover of this U.S. Offer to Purchase.

4.  Withdrawal Rights

    Tenders of ADSs and Class D Shares made pursuant to the U.S. Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after December 20, 2001 unless theretofore accepted for payment as provided in this U.S. Offer to Purchase. If the Company extends the period of time during which the U.S. Offer is open, is delayed in accepting for payment or paying for ADSs or is unable to accept for payment or pay for ADSs pursuant to the U.S. Offer for any reason, then, without prejudice to the Company's rights under the U.S. Offer, the U.S. Receiving Agent may, on behalf of the Company, retain all ADSs and Class D Shares tendered, and such ADSs and Class D Shares may not be withdrawn except as otherwise provided in this Section 4. In addition, under applicable law, the Company is required to pay the consideration offered or return the ADSs or Class D Shares deposited by or on behalf of ADS holders or Class D shareholders promptly after the termination or withdrawal of the U.S. Offer.

    For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the U.S. Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase and must specify the name of the person who tendered the ADSs or Class D Shares to be withdrawn, the number of ADSs or Class D Shares to be withdrawn and the name of the registered holder of ADSs or Class D Shares, if different from that of the person who tendered such ADSs or Class D Shares. If the ADSs or Class D Shares to be withdrawn have been delivered to the U.S. Receiving Agent, a signed notice of withdrawal with (except in the case of ADSs or Class D Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such ADSs or Class D Shares. In addition, such notice must specify, in the case of ADSs tendered by delivery of ADRs or Class D Shares tendered by delivery of Class D share certificates, the name of the registered holder (if different from that of the tendering holder) and the serial numbers shown on the particular ADRs or Class D share certificates representing the ADSs or Class D Shares to be withdrawn or, in the case of ADSs tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn ADSs. Withdrawals may not be rescinded and ADSs or Class D Shares withdrawn will thereafter be deemed not validly tendered for purposes of the U.S. Offer. However, withdrawn ADSs and Class D Shares may be re-tendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the U.S. Receiving Agent, the Information Agent nor any other person or entity will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  Certain Tax Considerations

    The following describes certain U.S. federal income tax and Venezuelan income tax consequences of the sale of ADSs pursuant to the U.S. Offer. See
Section 10 for a discussion of the tax consequences related to the Company's plan to declare an extraordinary dividend.

    U.S. Federal Income Tax Consequences

    The following is a discussion of the material United States federal income tax consequences of the U.S. Offer to holders of ADSs (or Class D Shares) whose ADSs (or Class D Shares) are tendered and accepted for payment pursuant to the U.S. Offer. The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service rulings and judicial decisions, all as currently in effect and all of which may be changed (possibly with retroactive effect) by later legislative, judicial or administrative action. The discussion does not address all aspects of United States federal income taxation that may be relevant to a holder's particular circumstances or to a holder subject to special treatment under the United States federal income tax laws. Examples would be financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, stockholders holding ADSs (or Class D Shares) as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes, persons that own (or are deemed to own for U.S. tax purposes) during the past five years shares or ADSs (or Class D Shares) representing 10% or more of the voting stock of CANTV and certain U.S. expatriates. In addition, the discussion below does not consider the effect of foreign, state, local or other tax laws that may be applicable to particular holders. The discussion assumes that the ADSs (or Class D Shares) are held as "capital assets" within the meaning of Section 1221 of the Code.

    Each holder of ADSs (or Class D Shares) should consult its own tax advisor as to the particular United States federal income tax consequences to it of participating in the U.S. Offer and the applicability and effect of state, local or foreign tax laws.

    U.S. Holders. As used herein, the term "U.S. Holder" means any holder that is, for United States federal income tax purposes, (1) a citizen or resident of the United States, (2) a corporation, partnership or other entity created or organized in or under the laws of the United States, (3) any trust the income of which is subject to United States federal income taxation regardless of its source or (4) an estate the administration of which is subject to the primary supervision of a United States court and for which one or more United States persons can make all substantial decisions.

          Characterization of the Sale of ADSs Pursuant to the U.S. Offer. The sale of ADSs or Class D Shares by a holder pursuant to the U.S. Offer will be treated as a "sale or exchange" for United States federal income tax purposes only if the receipt of cash upon such sale:

   .  is "substantially disproportionate" with respect to the holder,

   . results in a "complete redemption" of the ADSs or Class D Shares owned by the holder, or

   .  is "not essentially equivalent to a dividend" with respect to the holder.

    In determining whether any of the above three tests is satisfied, a holder must take into account not only the ADSs (or other CANTV shares) that it actually owns, but also ADSs (or other CANTV shares) that it constructively owns within the meaning of Code Section 318. Further, contemporaneous dispositions or acquisitions of ADSs (or other CANTV shares) by a holder or related individuals or entities may be deemed to be part of a single integrated transaction that will be taken into account in determining whether any of the three tests has been satisfied.

    The purchase of ADSs or Class D Shares pursuant to the U.S. Offer will be substantially disproportionate with respect to a holder if the percentage of the then outstanding ADSs (and any other CANTV shares) actually and constructively owned by the holder immediately after the purchase is less than 80% of the percent of the ADSs (and any other CANTV shares) actually and constructively owned by the holder immediately before the purchase. In no event will a purchase of ADSs or Class D Shares be substantially disproportionate with respect to a holder that owns 50% or more of CANTV's combined voting power after the conclusion of the U.S. Offer.

    The purchase of ADSs or Class D Shares pursuant to the U.S. Offer will result in a complete redemption of the holder's equity interest if (i) all of the ADSs (or other CANTV shares) that are actually owned by the holder are sold pursuant to the U.S. Offer, (ii) all of the ADSs (or other CANTV shares) that are constructively owned by the holder, are sold pursuant to the U.S. Offer (or Venezuelan Offer) or, with respect to ADSs (and Class D Shares) owned by certain related individuals, the holder is entitled to and effectively waives, in accordance with Code Section 302(c), attribution of ADSs (and Class D Shares) which otherwise would be considered as constructively owned by the holder and (iii) after the ADSs or Class D Shares are sold the holder does not actually or constructively (taking into account the effect of a waiver of constructive ownership as provided in clause (ii)) own any other class of CANTV stock. Holders wishing to satisfy the complete redemption test through waiver of the constructive ownership rules should consult their tax advisors.

    The purchase of ADSs or Class D Shares pursuant to the U.S. Offer will be treated as not essentially equivalent to a dividend if the reduction in the holder's proportionate interest in CANTV stock as a result of CANTV'S purchase of ADSs or Class D Shares constitutes a meaningful reduction of the holder's interest. Whether the receipt of cash by a holder who sells ADSs or Class D Shares pursuant to the U.S. Offer will be not essentially equivalent to a dividend will depend upon the holder's particular facts and circumstances. Generally, even a small reduction in the percentage ownership interest of a holder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over the corporation's business should constitute a meaningful reduction. Holders should consult their own tax advisors regarding the application of this test to their particular circumstances.

    Assuming any of the above three tests is satisfied, with respect to a sale of ADSs or Class D Shares by a U.S. Holder pursuant to the U.S. Offer, the U.S. Holder will recognize gain or loss equal to the difference between the amount of cash it receives (less any cash characterized as a dividend pursuant to the discussion below under the caption "Potential Recharacterization of Purchase Price") and its tax basis in the ADSs or Class D Shares sold. The gain or loss will be capital gain or loss, and will be long term capital gain or loss if the ADSs or Class D Shares have been held for more than one year.

    If none of the three tests is satisfied with respect to a sale of ADSs or Class D Shares pursuant to the U.S. Offer, the U.S. Holder will be treated as having received a distribution from CANTV with respect to the U.S. Holder's ADSs or Class D Shares in an amount equal to the cash it receives from CANTV pursuant to the U.S. Offer. The distribution will be treated as a dividend taxable as ordinary income to the extent of CANTV's current or accumulated earnings and profits, as determined under U.S. federal income tax principles. The amount of the distribution in excess of current or accumulated earnings and profits will be treated as a return of the U.S. Holder's tax basis in the ADSs or Class D Shares, and then as gain from the sale or exchange of ADSs or Class D Shares. Any basis of a U.S. Holder in ADSs or Class D Shares surrendered pursuant to the U.S. Offer not returned as described in the preceding sentence generally will be added to its basis in its retained ADSs or Class D Shares.

          Potential Recharacterization of Purchase Price. Notwithstanding the above, all or a portion of the amount realized on the sale of the ADSs or Class D Shares equal to the amount of the pending extraordinary dividend that would have been allocable to those ADSs or Class D Shares had they not been tendered in the U.S. Offer will be treated as a dividend if the record date for the payment of the extraordinary dividend occurs prior to the Expiration Date. See the immediately preceding paragraph for a discussion regarding the tax treatment of dividend distributions.

    Foreign Holders. As used herein, the term "foreign holder" means any holder other than a U.S. Holder. Except as described below and subject to the discussion concerning backup withholding, a foreign holder will not be subject to U.S. federal income tax on gains realized on the sale or other disposition of ADSs or Class D Shares, or, if none of the three tests described above under the caption "Characterization of the Sale of ADSs or Class D Shares Pursuant to the U.S. Offer" is satisfied, dividends paid with respect to ADSs or Class D Shares, unless (i) the dividend or gain is effectively connected with a trade or business within the United States of such foreign holder or, where a tax treaty applies, is attributable to a United States permanent establishment of the foreign holder, or (ii) in the case of gain realized by an individual foreign holder, the foreign holder is present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are present. If dividends paid with respect to ADSs or Class D Shares are not subject to U.S. federal income tax as described above, that portion of the dividends received by a foreign holder that is attributable to CANTV's conduct of a trade or business within the United States will be subject to a 30% withholding tax if, for the three-year period ending with the close of the taxable year preceding the declaration of the dividend, 25% or more of CANTV's gross income was effectively connected with the conduct of a trade or business within the United States.

Foreign holders are urged to consult their own tax advisors regarding the application of the United States federal income tax laws.

    Backup Withholding. See Section 3 regarding the application of United States federal income tax backup withholding.

    This tax discussion is included for general information. The tax consequences of a sale under the U.S. Offer may vary depending on, among other things, the particular circumstances of the offering holder. No information is provided as to the state, local or foreign tax consequences of the U.S. Offer. Holders are urged to consult their own tax advisors to determine the particular federal, state, local and foreign tax consequences to them of offering ADSs or Class D Shares under the U.S. Offer and the effect of the constructive ownership rules described above.

    Venezuelan Tax Consequences

    The following is a summary of certain Venezuelan tax consequences of the U.S. Offer to holders of ADSs whose ADSs are tendered and accepted for payment pursuant to the U.S. Offer. The discussion is based on the domestic tax laws of Venezuela, including applicable regulations, and published and non-binding opinion letters of Venezuelan authorities available on or before the date of this U.S. Offer to Purchase, or as in effect on the date of this U.S. Offer to Purchase, which are subject to change, possibly with retroactive effect.

    This summary is not intended as tax advice to any particular holder, which can be rendered only in light of that holder's particular tax situation. Accordingly, each holder of ADSs is urged to consult such holder's tax advisor with respect to the specific tax consequences of the U.S. Offer to such holder, including the application and availability of any tax treaty to such holder.

    As used in this U.S. Offer to Purchase, the term "Resident of Venezuela" generally refers to a natural person who is physically present in Venezuela for a period aggregating more than 180 days during the calendar year or the previous calendar year or a legal entity that either is organized under Venezuelan law or maintains a registered branch or a permanent establishment in Venezuela. The term "Non-Resident of Venezuela" generally refers to a natural person who is not physically present in Venezuela for a period or periods aggregating more than 180 days during the calendar year or the previous calendar year or a legal entity that neither is organized under Venezuelan law nor maintains a registered branch or a permanent establishment in Venezuela.

    As used in this U.S. Offer to Purchase, the term "Convention" means the Convention Between the Government of the United States of America and the Government of the Republic of Venezuela for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital that became effective on December 30, 1999.

    Those U.S. Holders which are Non-Residents of Venezuela will be entitled to benefits under the Convention, discussed below, provided they can satisfy the terms of Articles 4 (Residence) and 17 (Limitation on Benefits) of the Convention. U.S. Holders who believe they may be entitled to the benefits of the Convention should consult their tax advisors.

    Gains from the sale of ADSs pursuant to the U.S. Offer recognized by a U.S. Holder who is entitled to the benefits of the Convention will not be subject to Venezuelan income tax. The treatment given to U.S. Holders on the sale of ADSs pursuant to the U.S. Offer may also be available to Non-Residents of Venezuela who are entitled to the benefits of similar treaties to prevent double taxation currently in effect between Venezuela and Italy, France, Portugal, Germany, the Czech Republic, Trinidad & Tobago, The Netherlands, Switzerland, the United Kingdom, Norway, Sweden and Belgium.

    Venezuelan counsel to the Company is of the opinion that gain from the sale of ADSs pursuant to the U.S. Offer recognized by a holder who is a Non-Resident of Venezuela and not entitled to the benefits of the Convention or a similar treaty to prevent double taxation discussed above will not be subject to Venezuelan income tax.

    Gains from the sale of ADSs pursuant to the U.S. Offer recognized by a Resident of Venezuela will be subject to Venezuelan income tax at a maximum rate of 34%.

6.  Price Range of ADSs and Class D Shares; Dividends

    Each ADS represents seven Class D Shares and trades on The New York Stock Exchange. The ADSs are represented by ADRs and CANTV's trading symbol on The New York Stock Exchange is "VNT." Class D Shares are traded on the Caracas Stock Exchange under the symbol "TDV.D."

    The following table sets forth, for the periods indicated, (1) the high and low closing sales prices of Class D Shares, in Bolivares, as reported on the Caracas Stock Exchange and (2) the high and low closing sales prices of ADSs, in U.S. dollars, on The New York Stock Exchange, as published by the Dow Jones Interactive Quotes & Market Data.

                                               Caracas Stock
                                               Exchange per
                                               Class D Share   NYSE per ADS
                                               ------------- -----------------
                                                    Bs.              $
                                               ------------- -----------------
                                                Low   High     Low      High
 1999
    First Quarter............................. 1,200  1,600  14 3/4   18 1/5
    Second Quarter............................ 1,400  2,640  17       31
    Third Quarter............................. 1,700  2,505  19 15/16 28
    Fourth Quarter............................ 1,935  2,501  21 3/4   27 3/16
 2000
    First Quarter............................. 2,213  3,620  24 3/16  39
    Second Quarter............................ 2,250  3,100  23 1/4   32 1/2
    Third Quarter............................. 2,050  2,750  20 3/4   28 5/16
    Fourth Quarter............................ 1,571  2,485  15 9/16  25 1/4
 2001.........................................
    First Quarter............................. 1,925  2,700  18 7/8   26 11/16
    Second Quarter............................ 2,160  2,900  18 1/4   28 5/32
    Third Quarter............................. 2,060  2,703  19 19/32 26 21/32
    Fourth Quarter (through October 23, 2001). 2,260  2,465  21 1/8   23 1/16

    On October 15, 2001, the last full day of trading on The New York Stock Exchange immediately prior to the announcement by the Company of the intent to commence the Offers, the reported closing sales price of the ADSs on The New York Stock Exchange and the Class D Shares on the Caracas Stock Exchange were $21.18 per ADS and Bs. 2,315 per Class D Share, respectively.

    On October 23, 2001, the last trading day immediately prior to the commencement of the Offers, the reported closing sales price of the ADSs on The New York Stock Exchange and the Class D Shares on the Caracas Stock Exchange were $23.07 per ADS and Bs. 2,425 per Class D Share, respectively.

    Holders of ADSs and Class D Shares are urged to obtain current market quotations.

    The table below sets forth the amounts of annual dividends, on a per share and per ADS basis in constant Bolivares and U.S. dollars, for each of the calendar years indicated.

                                                 Per Share    Per ADS
                                                 ---------- -----------
                                                  Bs.  ($)  (Bs.)  ($)
         1999................................... 55.33 0.09 387.31 0.63
         2000................................... 60.00 0.09 420.00 0.63

    On March 27, 2001, an ordinary meeting of CANTV shareholders declared a cash dividend of Bs.63.00 per share to shareholders of record as of April 6, 2001. This dividend was paid on April 24, 2001.

    At the meeting of the board of directors on October 15, 2001, the board approved a resolution to submit to the approval of CANTV's shareholders (including ADS holders), at an extraordinary shareholder meeting to be held on October 24, 2001, an extraordinary dividend in the amount of approximately 520 Bolivares per share, equivalent to approximately U.S.$4.89 per ADS at current exchange rates, representing an estimated aggregate dividend of approximately U.S.$550 million, based on the number of shares expected to be outstanding following the consummation of the Offers. The extraordinary dividend will be payable in two installments, one of 284 Bolivares per share payable on December 10, 2001 to holders of record on December 3, 2001 and the other of 236 Bolivares per share payable on March 19, 2002 to holders of record on a date to be set in March.

7.  Information Concerning CANTV

    General

    CANTV is a company (compania anonima) organized under the laws of Venezuela. CANTV is the primary provider of fixed telecommunications services in Venezuela. CANTV provides substantially all of its services within Venezuela and substantially all of its operating income is derived from Venezuelan domiciled customers and from settlements with foreign carriers for calls completed in Venezuela. CANTV is the proprietor of the only basic telecommunications network with nationwide coverage in Venezuela. Through this network, CANTV provides local, national and international telecommunications services. In addition, CANTV provides private network, data, public telephone, rural telephone and telex services. Through its subsidiaries, CANTV provides other telecommunications-related services including wireless communications, Internet access and telephone directories.

    CANTV's principal subsidiaries are Telecomunicaciones Movilnet C.A., CANTV.net and Caveguias, C.A. Movilnet's business is to provide, manage and develop wireless telecommunications services. CANTV.net provides value-added services such as Internet access and data transmission. Caveguias provides telephone directory information services.

    The Company had gross revenues and net loss of Bs. 1,825.1 billion (U.S.$2.6 billion) and Bs. 90.2 billion (U.S.$129 million), respectively, for the year ended December 31, 2000. At December 31, 2000, the Company had approximately 2.6 million access lines in service and approximately 1.7 million wireless subscribers.

    The Company is subject to the informational requirements of the Exchange Act and files reports and other information with the SEC relating to its business, financial condition and other matters. The Company is also subject to the informational requirements of the applicable securities laws in Venezuela and files reports and other information with the CNV relating to its business, financial condition and other matters. See "Available Information" at the end of this Section 7 for a description of how you can inspect or obtain copies of the Company's reports, statements and other information.

    The principal business address of the Company and the executive officers, directors and controlling persons listed on Schedule I, except as set forth therein, is Avenida Libertador, Centro Nacional de Telecomunicaciones, Nuevo Edificio Administrativo, Piso 1, Apartado Postal 1226, Caracas, Venezuela 1010 (telephone number 58-212-500-6800).

    Capital Stock of CANTV

    As of October 17, 2001, CANTV had 926,037,385 shares of capital stock outstanding. The shareholdings of the Company were as follows:

                                                    At October 17, 2001
                                              Class -------------------
                                                     Number of
                                                      Shares
                                                    -----------
        VenWorld Telecom, C.A.(1)............   A   305,469,959  33.0%
        The AES Corporation(2)...............   A    63,999,999   6.9%
        Banco Mercantil, Banco Universal.....   A       446,987  0.05%
        BANDES...............................   B    51,900,000   5.6%
        Company employees and retirees(3)....   C    96,919,830  10.5%
        Verizon Communications Inc.(4)(5)....   D    32,945,829   3.6%
        Brandes Investment Partners, L.P. (6)   D   105,701,708  11.4%
        Others(5)............................   D   268,653,073  29.0%
                                                    ===========
                                                    926,037,385

--------
(1) At October 17, 2001, VenWorld Telecom, C.A. ("VenWorld") was owned 75.6%, 20.9% and 3.5%, respectively, by indirect wholly or partially owned subsidiaries of Verizon Communications Inc. ("Verizon"), T.I. Telefonica Internacional de Espana, S.A. ("Telefonica") and other participants in the VenWorld consortium.
(2) AES, through its indirect partially owned subsidiaries, is the owner of a de minimis number of shares of VenWorld and has indicated in a filing with the SEC that it owns an additional 1,000 Class D Shares and 1,000 ADSs.
(3) Class C Shares held directly or through the Employee Trusts (as defined below).
(4) As of October 17, 2001, GTE Venezuelan Telephone Incorporated, an indirect majority-owned subsidiary of Verizon, owned ADSs representing an aggregate of 32,945,829 Class D Shares, and owned 75.6% of the equity share capital of VenWorld.
(5) Includes Class D Shares held by The Bank of New York as depositary for ADSs , each of which represents seven Class D Shares.
(6) To the best of the Company's knowledge based on information available to it, as of September 24, 2001, Brandes Investment Partners, L.P. owned 15,100,244 ADSs, each of which represents seven Class D Shares.

    The capital stock of CANTV is divided into four classes of shares of common voting stock: Class A Shares, Class B Shares, Class C Shares and Class D Shares (the shares underlying the ADSs). A brief description of these different classes follows.

    Class A Shares. Class A Shares are owned by VenWorld and AES. Any transfer of Class A Shares to any person or entity that is not a part of VenWorld or an affiliated company wholly owned or controlled by the companies of which VenWorld is comprised will cause such transferred shares to be automatically converted into an equal number of Class D Shares upon such transfer.

    The shareholders of VenWorld are parties to an association agreement, dated as of August 1, 1991, as amended (the "Association Agreement"). Under the terms of the Association Agreement, any shareholder of VenWorld may require that VenWorld convert all or part of the VenWorld shares held by such shareholder into its pro rata interest in the Class A Shares held by VenWorld, provided that the Class A Shares so converted must first be irrevocably offered for sale to the other shareholders of VenWorld at a price per share equal to 95% of the average market price of the ADSs during a period specified in the Association Agreement.

    The Association Agreement also provides that any shareholder of VenWorld who wishes to sell, transfer or assign any shares of VenWorld must first offer the shares it wishes to transfer to the other

VenWorld shareholders at a price per share specified by the offering shareholder and in accordance with a procedure set forth in the Association Agreement.

    The CNV has ordered that VenWorld tender into the Offers a number of shares equal to the proportion of total shares tendered in the Offers by other shareholders. Accordingly, VenWorld's proportional voting power and economic interest should not increase as a result of the Offers.

    Class B Shares. Class B Shares may be owned by the Venezuelan government and other Venezuelan public sector entities. The transfer of Class B Shares to a private sector person or entity will cause such transferred shares to be automatically converted into an equal number of Class D Shares, except that transfer to employees or retirees of CANTV will cause such transferred shares to be automatically converted into an equal number of Class C Shares upon such transfer. Holders of Class B Shares have the right to elect one principal director of CANTV and his or her alternate without regard to the number of Class B Shares outstanding.

    Class C Shares. In connection with the privatization of CANTV in 1991, the Venezuelan government, through the Venezuelan Investment Fund (now known as BANDES), transferred 110 million of the Company's Class C Shares, representing 11.0% of the equity share capital of CANTV, to certain employee trusts. The employee trusts (the "Employee Trusts") were established to facilitate the sale of Class C Shares pursuant to a stock purchase program established for certain employees and retirees of the Company. The proceeds from the sale of such Class C Shares, after deduction of any fees, dividends or distributions, are paid to BANDES.

    Class C Shares may be owned only by employees of the Company or its subsidiaries, retirees, ex-employees, companies wholly-owned by such employees or retirees and whose sole corporate purpose is the acquisition and ownership of such shares, trusts (including the Employee Trusts) and benefit plans established for such employees or retirees, former Company employees who elect to retain their Class C Shares upon termination of employment, Company employees', former employees' or retirees' former spouses who receive Class C Shares through partition of marital property, and Company employees', former employees' or retirees' heirs who receive Class C Shares in succession (each, an "Internal Market Participant"). Any transfer of Class C Shares to any person or entity other than an Internal Market Participant will cause such transferred shares to be automatically converted to Class D Shares. Holders of Class C Shares have the right to elect two principal directors and their alternates so long as all Class C Shares outstanding represent at least 8% of the outstanding shares, and one director and his or her alternate so long as all Class C Shares outstanding represent at least 3% of the oustanding shares.

    According to the Bylaws of CANTV, an Internal Market Participant who wishes to transfer any Class C Shares must first give notice to CANTV of its intention to transfer its Class C Shares. Other Internal Market Participants hold a preferential right to acquire any or all of such Class C Shares offered for transfer. Twice a month, the Internal Market Participants who wish to transfer their Class C Shares can provide written notice to CANTV indicating the number of Class C Shares to be offered for sale in the internal market. The maximum price at which the shares may be sold is the average of the closing prices of Class D Shares on the Caracas Stock Exchange during the first four days of each bimonthly offer period. CANTV is required to publish advertisements in internal publications giving notice to all Internal Market Participants of the offers to sell Class C Shares. Internal Market Participants may exercise their preferential right by stating the number of Class C Shares they intend to purchase and the price they intend to pay. The Class C Shares are sold in the order in which offers are received. If offered shares are not purchased within the designated period, the holder of the Class C Shares can transfer such shares to Internal Market Participants or to any third parties. The Bylaws of CANTV provide that upon such transfer of such shares, any debt that such holder may have with

BANDES (previously the Venezuelan Investment Fund) must be repaid. The procedures described above may be modified only by the unanimous vote of the Board of Directors of CANTV.

    The CNV has decreed that Class C Shares held by the Employee Trusts must be voted in the same proportion as votes cast by Class C shareholders other than the shares held by the Employee Trusts. This decree will have the effect of maintaining the relative voting power of other shareholders, including VenWorld.

    Class D Shares. Class D Shares are not subject to any restrictions in the Bylaws relating to ownership or transfer. Class D Shares are listed on the Caracas Stock Exchange. Class D Shares are the only class of stock of CANTV underlying the ADSs. The ADSs are listed on The New York Stock Exchange.

    Financial Information

    CANTV does not believe its financial statements are material to the Offers. Nevertheless, the following selected consolidated financial information relating to CANTV and its subsidiaries, which has been taken or derived from the audited consolidated financial statements contained in the Form 20-F, has been provided for your convenience. Additional financial information is available in documents which have been filed by CANTV with the SEC. The financial statements of CANTV are prepared in accordance with generally accepted accounting principles in Venezuela, which differ in certain important respects from generally accepted accounting principles in the United States. These differences are described in CANTV's financial statements. The financial information of CANTV as of December 31, 2000 and December 31, 1999 is presented in constant Bolivares based upon the Bolivar's purchasing power as of December 31, 2000. The financial information of CANTV as of December 31, 2000 is also presented in U.S. dollars translated from constant Bolivares as of December 31, 2000, at an exchange rate of Bs. 700 to $1.00.

                          CONSOLIDATED BALANCE SHEET
                       AS AT DECEMBER 31, 2000 AND 1999

    (Adjusted for inflation and expressed in millions of constant Bolivares as of December 31, 2000 and millions of U.S. dollars)

                                                            2000    2000      1999
                                                            U.S.$   Bs.       Bs.
                                                            ----- --------- ---------
                          ASSETS
CURRENT ASSETS:
   Cash and temporary investments..........................   827   578,657   366,478
   Accounts receivable, net................................   496   347,496   460,833
   Accounts receivable from Venezuelan Government entities.   147   102,775   137,483
   Inventories and supplies, net...........................    48    33,302    49,229
   Other current assets....................................    19    13,981    14,062
                                                            ----- --------- ---------
       Total current assets................................ 1,537 1,076,211 1,028,085
   Property, plant and equipment, net...................... 4,648 3,253,902 3,535,274
   Cellular concession, net................................   136    95,333    98,367
   Other assets............................................   311   216,637   255,120
                                                            ----- --------- ---------
       Total assets........................................ 6,632 4,642,083 4,916,846
                                                            ===== ========= =========

           LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Short-term debt.........................................    79    55,490    60,709
   Accounts payable........................................   394   275,447   296,423
   Employee severance benefits, net........................    13     8,850    10,040
   Accrued employee benefits...............................   220   154,129    38,200
   Other current liabilities...............................   409   286,143   211,534
                                                            ----- --------- ---------
       Total current liabilities........................... 1,115   780,059   616,906
LONG-TERM LIABILITIES:
   Long-term debt..........................................   488   341,370   387,476
   Pension and postretirement benefit obligations..........   494   345,886   371,293
                                                            ----- --------- ---------
       Total liabilities................................... 2,097 1,467,315 1,375,675
STOCKHOLDERS' EQUITY                                        4,535 3,174,768 3,541,171
                                                            ----- --------- ---------
       Total liabilities and stockholders' equity.......... 6,632 4,642,083 4,916,846
                                                            ===== ========= =========

                     CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR YEARS ENDED DECEMBER 31, 2000 AND 1999

(Adjusted for inflation and expressed in millions of constant Bolivares as of
 December 31, 2000 and millions of U.S. Dollars, except per share and per ADS amounts)

                                                                     2000     2000       1999
                                                                     U.S.$    Bs.        Bs.
                                                                     -----  ---------  ---------
OPERATING REVENUES:
   Local and domestic long distance usage...........................   884    618,917    614,502
   Basic rent.......................................................   452    316,152    362,673
   Public telephones................................................   155    108,655    119,680
                                                                     -----  ---------  ---------
       Local and domestic long distance............................. 1,491  1,043,724  1,096,855
   International long distance......................................   142     99,107    151,027
   Net settlements..................................................    42     29,373     31,780
                                                                     -----  ---------  ---------
       International long distance..................................   184    128,480    182,807
   Other wireline-related services..................................   199    139,749    162,450
                                                                     -----  ---------  ---------
       Total wireline services...................................... 1,874  1,311,953  1,442,112
   Wireless services................................................   667    466,993    460,714
   Other telecommunications-related services........................    66     46,186     43,856
                                                                     -----  ---------  ---------
   Total operating revenues......................................... 2,607  1,825,132  1,946,682
                                                                     -----  ---------  ---------
OPERATING EXPENSES:
   Operations, maintenance, repairs and administration.............. 1,340    938,074    977,142
   Depreciation and amortization....................................   881    616,714    666,635
   Concession and other taxes.......................................   197    138,394    140,193
   Special charge...................................................   158    110,390         --
   Nonrecurring charges.............................................     1        632      4,085
                                                                     -----  ---------  ---------
   Total operating expenses......................................... 2,577  1,804,204  1,788,055
                                                                     -----  ---------  ---------
   Operating income.................................................    30     20,928    158,627
                                                                     -----  ---------  ---------
OTHER (EXPENSE) INCOME, NET:
   Financing cost, net..............................................   (45)   (31,348)   (48,281)
   Other income (expense), net......................................    (5)    (3,827)     6,331
                                                                     -----  ---------  ---------
   Total other expense, net.........................................   (50)   (35,175)   (41,950)
                                                                     -----  ---------  ---------
   Income (loss) before income tax effect of accounting change, net
     of tax.........................................................   (20)   (14,247)   116,677
INCOME TAX:                                                             51     35,428     15,487
   Income (loss) before cumulative effect of accounting change, net
     of tax.........................................................   (71)   (49,675)   101,190
CUMULATIVE EFFECT OF ACCOUNTING CHANGE, NET OF TAX:                    (58)   (40,518)        --
   Net income (loss)................................................  (129)   (90,193)   101,190
                                                                     -----  ---------  ---------
   Earnings (loss) per share before cumulative effect, net of tax... (0.08)       (52)       101
   Cumulative effect of accounting change, net of tax per share..... (0.06)       (43)        --
                                                                     -----  ---------  ---------
   Earnings (loss) per share........................................ (0.14)       (95)       101
                                                                     -----  ---------  ---------
   Earnings (loss) per ADS (based on seven shares per ADS).......... (0.95)      (663)       709
                                                                     =====  =========  =========
   Average shares outstanding (in millions).........................   952        952        999
                                                                     =====  =========  =========

    Exchange Rates

    The following table sets forth information relating to the Bolivar: US$ exchange rates for the periods indicated.

                                                                   End of
                                       High(1)      Low(1)       Period (2)
                                       ------- ----------------- ----------
                                               (Bolivar per US$)
    1995.............................. 290.00       167.00         290.00
    1996.............................. 499.50       290.00         472.50
    1997.............................. 504.80       468.60         504.80
    1998.............................. 589.25       503.63         565.00
    1999.............................. 649.25       565.51         649.25
    2000.............................. 700.50       649.75         700.50
    2001 (through October 23, 2001)(3) 745.75       698.25         742.75

--------
(1) The highest and lowest of exchange rates as reported by the Federal Reserve in the relevant period.
(2) The exchange rate as reported by the Federal Reserve on the last day of each relevant period.
(3) Data from Bloomberg L.P.

    From 1989 until June 1994, the Bolivar was permitted to trade freely with respect to the U.S. dollar. On June 27, 1994, the Venezuelan government imposed controls on foreign exchange transactions and fixed the official exchange rate. The rate was originally fixed at Bs.170.00 per U.S. dollar, and was adjusted to Bs.290.00 per U.S. dollar in December 1995. These controls were removed on April 22, 1996. The Venezuelan Central Bank currently intervenes to maintain the exchange rate between 7.5% above and 7.5% below a reference rate set by the Venezuelan Central Bank.

    Available Information

    The ADSs are registered under the Exchange Act. Accordingly, CANTV is subject to the informational requirements of the Exchange Act applicable to foreign private issuers and, in accordance with such requirements, files reports and other information with the SEC relating to its business, financial condition and other matters. Such reports, statements and other information may be inspected at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional office of the SEC in Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of such materials should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials may also be available for inspection at the library of the NYSE, 20 Broad Street, New York, New York 10005, on which the ADSs are traded. CANTV's SEC filings are also available to the public through commercial document retrieval services and, in the case of documents filed electronically, at the web site maintained by the SEC at http://www.sec.gov.

    CANTV is also subject to Venezuelan reporting requirements and, in accordance therewith, files reports and other information with the CNV, in Spanish. Such reports and other information may be inspected and copies may be obtained at the offices of the CNV at Avenida Francisco Solano Lopez entre Calles San Geronimo y Los Jabillos, Edificio Lepont P.B., Sabana Grande, Caracas, Venezuela.

8.  Source and Amount of Funds

    The Company estimates that the total amount of funds required to purchase the Class D Shares and ADSs pursuant to the Offers and to pay the related costs and expenses will be approximately

$596.0 million. The Company will have cash on hand available for use in connection with the Offers and extraordinary dividend. Neither the U.S. Offer nor the Venezuelan Offer is conditioned on the completion of any financing arrangements.

9. Background to the Offers; Past Contacts, Transactions, Negotiations and Agreements

    Background to the Offers

    On August 29, 2001, AES Comunicaciones de Venezuela, C.A., a company jointly owned by The AES Corporation and Corporacion EDC, C.A. (collectively, "AES"), issued a press release announcing its intention to make cash tender offers in the United States and Venezuela to acquire 28,566,944 ADSs for $24.00 per ADS and 199,968,608 Shares for $3.4285714 per Class D Share (the "AES Offer").

    On August 30, 2001, Richard Bulger, Vice President of AES and a member of the Board, telephoned Gustavo Roosen, President of the Company, to arrange a meeting to discuss the AES Offer. Mr. Roosen declined the invitation to meet with Mr. Bulger.

    On September 3, 2001, AES filed with the CNV documentation required to be filed in Venezuela in connection with its Venezuelan offer.

    On September 14, 2001, the Board held a regularly scheduled meeting. At this meeting, the Board reviewed the Company's plans and results of operations and other matters unrelated to the AES Offer. In addition, the directors discussed and approved the engagement of Goldman, Sachs & Co. ("Goldman Sachs") as financial advisors in connection with the proposed AES Offer. Pursuant to Venezuelan law, Mr. Steve Clancy, Executive Vice President, Finance, C.A. La Electricidad de Caracas, an affiliate of AES, who was in attendance at such meeting as the AES Alternate Director, did not participate in the deliberations or vote by the Board relating to the engagement of Goldman Sachs.

    On September 19, 2001, the Company issued a press release announcing the retention of financial and legal advisors.

    On September 21, 2001, the CNV approved the commencement of the AES Offer.

    On September 24, 2001, AES filed with the CNV tender offer documents necessary to commence its Venezuelan offer.

    On September 25, 2001, AES commenced its U.S. offer by filing with the SEC a Schedule TO. AES also filed the documents for its Venezuelan offer with the SEC on a separate Schedule TO. The Company issued a press release stating that the Board would review the AES Offer and make a recommendation to shareholders promptly, as required by U.S. and Venezuelan regulations. The Company urged its shareholders not to take any action with respect to the AES Offer until the Board made its recommendation.

    At a meeting of the Board held on September 30, 2001, and at an adjourned session held on October 1, 2001, the Board met to discuss the AES Offer. Francisco Palma, Acting General Counsel for the Company, Baker & McKenzie, Venezuelan counsel to the Company, and Milbank, Tweed, Hadley & McCloy LLP, U.S. counsel to the Company, presented the terms and conditions of the AES Offer to the Board and described the relevant CNV and SEC requirements, including filing requirements, relating to the Company's response to the AES Offer. Mr. Freddie Pavan of Baker & McKenzie also discussed the status of certain proceedings at the CNV and Procompetencia relating to the AES Offer. Messrs. Pavan and Palma then discussed the duties of the Board in responding to the AES Offer. Goldman Sachs reviewed with the Board the financial terms of the AES Offer and possible alternatives to the AES Offer. All members of the Board were present at the meeting except that neither Mr. Richard Bulger nor Mr. Steve Clancy, the Director and Alternate Director for AES, respectively, participated in the deliberations or vote by the Board with respect to the AES Offer.

    The Board by unanimous vote of those directors present resolved to recommend that the shareholders and holders of ADSs not tender their shares or ADSs in the AES Offer. The Board determined that the AES Offer was not in the best interests of the Company's shareholders and ADS holders. In making this determination, the Board considered a number of factors, including, among others:

   . The Board was not satisfied with the price offered for a partial offer for the Shares and ADSs.

   . The post-offer merger proposed by AES will have adverse tax effects on remaining shareholders and ADS holders.

   . As a result of the post-offer merger proposed by AES, the Company's employees will be employed by a new employer which may adversely affect the successor corporation and its shareholders.

   . The plans of AES following successful conclusion of the AES Offer and consummation of the transactions contemplated by the AES Offer would leave the Company in a weakened financial and operational position and create significant uncertainty as to the amount and timing of the payment of dividends.

   . AES has no experience in operating a national telephone network and there are no material synergies between the Company and AES.

   .  The AES Offer is highly conditional.

   . The purchase of shares and ADSs in the AES Offer will adversely affect the liquidity of the remaining shares and ADSs.

   . The AES Offer is coercive because AES will purchase only up to 43.2% of the outstanding common shares of the Company and there is uncertainty over the value of the remaining shares.

    At a meeting of the Board held on October 4, 2001, the Board discussed alternatives to the AES Offer and determined to hold a Board meeting on October 7, 2001 to authorize the calling of an extraordinary shareholder meeting for the purpose of authorizing an extraordinary dividend and a share repurchase program.

    On October 7, 2001, the Board approved resolutions to call an extraordinary shareholder meeting to be held on October 24, 2001 for the purpose of authorizing an extraordinary dividend and to approve a share repurchase program. The Board authorized the Company to create a trust for the purpose of purchasing Class C Shares up to 5.5% of its capital stock under a new benefit plan for CANTV employees. The Board also authorized the Company to repurchase Class C Shares up to an additional 2% of its capital stock under an existing trust created for the purpose of granting Class C Shares to employees.

    At a meeting of the Board held on October 15, 2001, the Board discussed the details of the proposed share repurchase program and the extraordinary dividend to be submitted for the approval of its shareholders at the extraordinary shareholder meeting on October 24, 2001. The Board determined that under the share repurchase program the Company would repurchase 15% of its outstanding capital stock in a tender offer at a price of U.S. $30.00 per ADS or approximately $4.29 per Class D

Share. The Board also determined that the extraordinary dividend (the "Extraordinary Dividend") would be in the amount of approximately 520 Bolivares per share, equivalent to approximately U.S. $4.89 per ADS at current exchange rates, representing an estimated aggregate of approximately U.S.$550 million based on the number of CANTV shares expected to be outstanding following the consummation of the Offers. The Extraordinary Dividend will be payable in two installments, one of 284 Bolivares per share payable on December 10, 2001 to holders of record on December 3, 2001 and the other of 236 Bolivares per share payable on March 19, 2002 to holders of record on a date to be established in March.

    At that same meeting, the Board also authorized CANTV to submit for approval by CANTV's shareholders (including ADS holders) at an extraordinary shareholder meeting to be held at a future date a proposal to allow the Employee Trusts to purchase shares from Class C shareholders (the "Class C Purchase") at the Bolivar equivalent of the $4.2857143 price per share offered in the Venezuelan Offer or, if greater, the Bolivar equivalent of the price offered in any competing offer then in effect, in each case subject to the same proration factor applicable to the shareholders and ADS holders tendering into the Offers or competing offer, if the price of such offer is being paid. Such purchases would occur following conclusion of the Offers and following payment by the Company of the first portion of the Extraordinary Dividend. The total number of shares sold by a Class C shareholder after October 15, 2001 plus the number of Class C shares sold by such shareholder to the Employee Trusts in these purchases after the Offers may not exceed the number of Class C Shares held by such Class C shareholder as of October 15, 2001, multiplied by the proration factor in the Offers.

    The Board also instructed management to conduct a study of CANTV's dividend policy and to make a recommendation to the Board concerning the ability of CANTV to pay ordinary dividends at an increased rate in the future based on the strong cash flows of the Company.

    On October 19, 2001, the CNV authorized the Company to proceed with its proposed share repurchase program. In addition, the CNV issued an order requiring AES to extend its Venezuelan offer so that the AES Venezuelan offer expires at the same time as the Offers. The Company believes that while the CNV's order does not literally require AES to extend its U.S. offer, the order has the effect of also extending AES's U.S. offer. The CNV's order requires AES to extend its Venezuelan offer through the date set by CANTV for the expiration of its Offers, provided that such date is not later than thirty Venezuelan stock exchange trading days after the day next succeeding the October 24, 2001 extraordinary shareholder meeting.

    The CNV order also required the Company not to implement any Class C Purchases pending the completion of the Offers and any competing offer and required that Class C Shares held by Employee Trusts must be voted in the same proportion as votes cast by Class C shareholders other than the Employee Trusts. Finally, the CNV ordered VenWorld to tender into the Offers a number of shares equal to the proportion of total shares tendered in the Offers by other shareholders. Accordingly, VenWorld's proportional voting power and economic interest should not increase as a result of the Offers.

   Company Recommendation with Respect to the Offers

    The Board has approved the making of the U.S. and Venezuelan Offers subject to shareholder approval. However, shareholders and ADS holders must make their own decisions whether to tender Class D Shares and ADSs and, if so, how many Class D Shares or ADSs to tender. Neither the Company nor the Board makes any recommendation to any Class D shareholder or ADS holder as to whether to tender or refrain from tendering Class D Shares and ADSs, and neither the Company nor the Board has authorized any person to make any such recommendation.

   Past Contacts, Transactions, Negotiations and Agreements

    On August 25, 2001, Eloina Perez Di Giacomo, a general manager of regulatory affairs, converted 2,556 Class C Shares into Class D Shares. On September 18, 2001, Cesar Quintini Rosales, an alternate director of the Company and engineering and management consultant, purchased 500 ADSs for $23.40 per ADS.

    Except as described in this U.S. Offer to Purchase:

   . none of the Company, nor, to the best of its knowledge, any of the persons listed in Schedule I to this U.S. Offer to Purchase or any associate or majority-owned subsidiary of those persons, beneficially owns or has any right to acquire, directly or indirectly, any shares of common stock of CANTV or ADSs,

   . none of the Company, nor, to the best of its knowledge, any of the persons or entities referred to above nor any director or executive officer of any subsidiary of the Company has effected any transaction in any shares of common stock of CANTV or ADSs during the past 60 days, and

   . there have been no agreements, arrangements, or understandings, whether or not legally enforceable, between the Company (including, to the best of the Company's knowledge, any person specified on Schedule I of this U.S. Offer to Purchase), on the one hand, and any other person, on the other hand, with respect to any securities of the Company.

10. Purpose of the Offers; Plans for CANTV.

   Purpose of the Offers

    The Offers are part of a plan designed to provide the shareholders and ADS holders of CANTV with an alternative to the AES Offer. CANTV believes that the Offers will enable its shareholders and ADS holders to realize immediate value for their shares and ADSs.

    Effect on Competing Offers. If the U.S. Offer and the AES Offer expire on the same date, ADS holders and Class D shareholders who tender ADSs and Class D Shares into the U.S. Offer will be unable to tender those ADSs and Class D Shares into the AES Offer and ADS holders and Class D shareholders who tender into the AES Offer will be unable to tender those ADSs and Class D Shares into the U.S. Offer. In this circumstance, if the U.S. Offer is completed but the AES Offer is not completed, ADSs and Class D Shares tendered into but not purchased in the U.S. Offer would not be purchased in any offer. Similarly, if the AES Offer is completed and the U.S. Offer is not completed, ADSs and Class D Shares tendered into the U.S. Offer would not be purchased in any offer. Both the U.S. Offer and the AES Offer are subject to a number of conditions. Under the terms of its offer, AES may terminate its offer if, among other things, CANTV offers to purchase any of its outstanding ADSs or shares or announces or proposes to declare or pay any distribution. Accordingly, as a consequence of the commencement of the Offers and proposal of the Extraordinary Dividend, under the terms of the AES Offer AES now has a right to terminate its offers. Also, if all ADSs and Class D Shares being sought in the U.S. Offer are purchased and VenWorld, the Venezuelan government and the holders of Class C Shares do not tender into the AES Offer, the minimum condition to the AES Offer is not likely to be satisfied.

   Plans for CANTV

    The Board has also approved a resolution to submit to the approval of CANTV's shareholders (including ADS holders) the Extraordinary Dividend as described above. In addition, the Board authorized CANTV to submit to the approval of CANTV's shareholders (including ADS holders) authorization of the Class C Purchases, as described above.

    Lastly, the Board has instructed management to conduct a study of CANTV's dividend policy and to make a recommendation to the Board concerning the ability of CANTV to pay ordinary dividends at an increased rate in the future based on the strong cash flows of CANTV.

    Cash dividends and other cash distributions, if any, with respect to the Class D Shares underlying the ADSs will be paid by the Company in Bolivares, whereas distributions made by the Depositary in respect of such dividends and other distributions generally will be paid in U.S. dollars to holders of ADSs outside Venezuela. Consequently, the U.S. dollar amount of any cash distributions made by the Depositary to holders of ADSs would be adversely affected by reductions in the value of the Bolivar relative to the U.S. dollar between the dividend declaration date and the dividend payment date.

    U.S. Federal Income Tax Consequences of Extraordinary Dividend. The following is a general summary of certain anticipated U.S. federal income tax considerations applicable to U.S. holders of ADSs or Class D Shares related to the proposed Extraordinary Dividend by the Company as described above. The summary is for general information only, does not discuss all aspects of U.S. federal income taxation that might be relevant to U.S. Holders of ADSs or Class D Shares or their affiliates, and is subject to the actual facts and circumstances related to the proposed Extraordinary Dividends, which facts and circumstances are currently subject to significant uncertainty. The summary is based on current law which is subject to change, possibly with retroactive effect. The summary is not intended to address the anticipated U.S. federal income tax consequences of the proposed extraordinary dividends to U.S. Holders that may be subject to special treatment under the U.S. federal income tax laws (as described above in Section 5) and applies only to U.S. Holders who hold ADSs or Class D Shares as capital assets and have the U.S. dollar as their functional currency.

    No ruling has been or will be requested from the U.S. Internal Revenue Service (the "Service") with respect to the U.S. federal income tax treatment of the extraordinary dividends. Accordingly, no assurance can be given that the Service will not assert, or a court in the U.S. will not sustain, positions or conclusions contrary to those discussed below.

    U.S. holders of ADSs or Class D Shares should consult their tax advisors regarding the actual U.S. federal income tax and other tax consequences of the proposed extraordinary dividends.

    Dividends paid with respect to the ADSs or Class D Shares generally will be included in the gross income of a U.S. Holder as ordinary income (to the extent paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles) when the dividends are received by the Depositary. The dividends should be considered foreign source income. (See discussion in Section 5.) The dividends will not be eligible for the dividends-received deduction allowed to corporations. Dividends paid in Venezuelan Bolivares will be included in income as a U.S. dollar amount based on the exchange rate in effect on the date of receipt (which, in the case of ADSs, will be the date of receipt by the Depositary). A U.S. Holder will have a basis in the Bolivares received equal to their U.S. dollar value on the date of receipt. Any gain or loss recognized on a subsequent sale or conversion of the Bolivares for a different amount generally will be U.S. source ordinary income or loss.

    A foreign holder generally will not be subject to U.S. federal income tax on dividends paid by CANTV with respect to the ADSs or Class D Shares unless such income is effectively connected with the conduct by the foreign holder of a trade or business in the United States.

    The above is a general summary and is not intended to address all of the tax consequences of the Extraordinary Dividend that may be relevant to a holder of ADSs or Class D Shares. Holders should consult their tax advisors regarding the United States federal income and other tax consequences of the Extraordinary Dividend.

    Venezuelan Tax Consequences of Extraordinary Dividend. The following is a summary of certain Venezuelan tax consequences of the Extraordinary Dividend. The discussion is based on the domestic tax laws of Venezuela, including applicable regulations, and published and non-binding opinion letters of Venezuelan authorities available on or before the date of this U.S. Offer to Purchase, or as in effect on the date of this U.S. Offer to Purchase, which are subject to change, possibly with retroactive effect.

    In general, all income derived from an investment in ADSs is considered Venezuelan foreign-source income, as such being taxable only to resident individuals and domiciled entities that are taxed on worldwide income, whereas non-resident individuals and non-domiciled entities are not subject to taxation in Venezuela. Income derived from Class D Shares is considered Venezuelan local-source income, taxable to any taxpayer, regardless of its residence or domicile, except as otherwise provided by applicable treaty.

    Under a new regime covering taxation of dividends introduced in the 1999 Venezuelan Income Tax Law, dividend income received from CANTV with respect to Class D Shares is not subject to Venezuelan income tax or withholding tax with respect to distributions arising out of earnings and profits for periods commencing on or prior to December 31, 1999. It is not clear whether dividend income received from CANTV with respect to Class D Shares is subject to Venezuelan income tax or withholding tax with respect to distributions arising out of earnings and profits for periods commencing after December 31, 1999 but prior to January 1, 2001. All dividends arising out of either accumulated or current earnings and profits for periods commencing on or after January 1, 2001 and which are paid in cash with respect to Class D Shares are considered Venezuelan local-source income. As such, the dividend payment will subject to a withholding tax at the rate of 34% at the time of payment, as well as filing obligations for the shareholder, regardless of its residence or domicile. In the case of non-Venezuelan persons, the 34% withholding rate may be further reduced or even eliminated by applicable treaty.

    For purposes of determining the taxable base in the distribution of dividends applicable only to resident individuals and domiciled entities and except as otherwise provided by applicable treaty, the term "taxable dividend" for holders of Class D Shares represents any distribution of property made by a corporate entity to its shareholders or partners attributable to the amount by which total accumulated earnings and profits exceeds the aggregate of the net taxable income of such corporate entity for economic periods commencing after December 31, 1999 plus qualifying dividends and exempt and exonerated income received by the latter. Dividends qualify only if (i) they have been subject to the dividend tax upon distribution, or, if not, (ii) the earnings, which are the source from which the qualifying dividends were paid, were already taxed at the corporate level of the distributing corporate entity. Under various income tax treaties entered into by Venezuela and other contracting states, the term "dividend" usually means a distribution of property made by a corporation to its shareholders out of either accumulated or current earnings and profits.

    Income derived from either accumulated or current earnings and profits for periods closing after January 1, 2001 with respect to the ADSs (whether in cash or in stock) will be treated as Venezuelan foreign-source income on the ADSs, taxable only to resident individuals and domiciled entities who are taxed on worldwide income; whereas non-resident individuals and non-domiciled entities are not subject to any taxation in Venezuela with respect to the ADSs.

    This summary is not intended as tax advice to any particular holder, which can be rendered only in light of that holder's particular tax situation. Accordingly, each holder of ADSs and Class D Shares is urged to consult such holder's tax advisor with respect to the specific tax consequences of the U.S. Offer to such holder, including the application and availability of any tax treaty to such holder.

    Other Plans. Except for purchases of Class C Shares by the Employee Trusts, the Company currently does not have any plans or proposals following completion of the Offers to acquire additional shares of capital stock of CANTV, but reserves the right to do so in the future. Although the Company has no such plans, following the consummation of the Offers, the Company may decide, directly or indirectly through affiliates, and subject to applicable law (including Venezuelan tender offer regulations), to purchase additional Class D Shares or ADSs through open market purchases, privately negotiated transactions, additional tender offers or otherwise. There can be no assurance that the Company will effect any such purchases or as to the prices thereof which could be higher or lower than or equal to the price to be paid pursuant to the Offers.

    Class D Shares and ADSs that the Company acquires pursuant to the U.S. and Venezuelan Offers will become treasury shares and, as required by Venezuelan Capital Markets Law, will within two years of the Company's purchase be offered for resale first to the Company's shareholders and, if not purchased by its shareholders, may be used for any lawful purpose including issuance to the public or, subject to shareholder approval, may be retired. If the treasury shares are not reissued or retired within two years of the Company's purchase, the Company must, subject to shareholder approval, retire such shares. Except as disclosed, the Company has no current plan for issuance of shares repurchased pursuant to the offers.

    Except as otherwise disclosed in this U.S. Offer to Purchase, the Company does not have any present plans or proposals that relate to or would result in any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving CANTV or any of its subsidiaries, a sale or transfer of a material amount of assets of CANTV or any of its subsidiaries or any material changes in CANTV's capitalization or dividend policy or any other material changes in CANTV's corporate structure or business.

11. Effect of the Offers on the Market for the ADSs and Class D Shares

    According to Venezuelan securities law, the CNV has the authority to adopt measures necessary to safeguard the interest of investors in securities subject to the Venezuelan Capital Markets Law, or suspend or cancel, for duly justified cause, the authorization to make public offerings of securities.

    The CNV, as well as the Caracas Stock Exchange, has the authority to order the temporary suspension of public trading of a share when it deems that circumstances exist that are contrary to an "orderly market" or when "serious circumstances exist." In addition, the Caracas Stock Exchange has the power to suspend dealings with any listed security if the current price of the security varies by more than 20% from the daily opening price of such security in order to determine the reasons for such price variance and to make inquiries with the Company of the security involved. If after trading is resumed, the price varies from the reopening price (or successive reopening prices) by 20% or more, then trading may be suspended again as necessary.

    The purchase of ADSs (including ADSs for which Class D Shares have been exchanged) pursuant to the U.S. Offer will reduce the number of ADSs and Class D Shares that might otherwise trade publicly and may reduce the number of holders of ADSs and Class D Shares. In view of the number of ADSs and Class D Shares that would remain outstanding after completion of the U.S. Offer and the Venezuelan Offer and of the number of Class D Shares that would be available for deposit following the completion of the Venezuelan Offer, the Company believes that there will continue to be a market for the ADSs. The Company has no present intention to cause the ADSs to cease to be traded publicly. However, the reduction in the number of publicly traded ADSs may adversely affect the liquidity, marketability and market value of the ADSs.

    The ADSs are currently listed on The New York Stock Exchange. The Company intends to maintain (subject to applicable listing requirements) the listing of ADSs on The New York Stock Exchange following the purchase of ADSs pursuant to the U.S. Offer.

    The purchase of Class D Shares pursuant to the Offers will reduce the number of Class D Shares that might otherwise trade publicly and may also reduce the number of holders of Class D Shares. In view of the number of Class D Shares that would remain outstanding after completion of the Offers, the Company believes that there will continue to be a market for the Class D Shares. However, the reduction in publicly traded Class D Shares may adversely affect the liquidity, marketability and market value of the Class D Shares.

    The Class D Shares are currently traded on the Caracas Stock Exchange. The Company recognizes that the existence of a trading market for the Class D Shares in Venezuela is important to the holders of Class D Shares and intends to maintain (subject to applicable listing requirements) the listing of the Class D Shares on the Caracas Stock Exchange after consummation of the Offers.

12. Extension of Tender Period; Termination, Amendment

    The Company reserves the right, at any time or from time to time, in its sole discretion and regardless of whether or not any of the conditions specified in Section 13 shall have been satisfied, to extend for any reason the period of time during which the U.S. Offer and/or the Venezuelan Offer remains open, subject, in the case of any extensions of the Venezuelan Offer after its initial expiration date, to any required regulatory approvals, and to amend the U.S. Offer in any respect by giving oral or written notice of such extension or amendment to the U.S. Receiving Agent followed as promptly as practicable by public announcement thereof. There can be no assurance that the Company will exercise its right to extend or amend the U.S. Offer or the Venezuelan Offer.

    If the Company increases or decreases by more than 2% the amount of ADSs being sought in the U.S. Offer, or increases or decreases the consideration to be paid for ADSs pursuant to the U.S. Offer, and the U.S. Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the U.S. Offer will be extended until the expiration of such period of 10 business days. If the Company makes a material change in the terms of the U.S. Offer (other than a change in price or percentage of securities sought or the dealer's soliciting fee) or in the information concerning the U.S. Offer, or waives a material condition of the U.S. Offer, the Company will, if necessary, extend the U.S. Offer for a period sufficient to allow ADS holders to consider the amended terms of the U.S. Offer.

    The Company reserves the right, exercisable at any time and in its sole discretion, in the event any of the conditions set forth in Section 13 shall not have been satisfied and so long as the ADSs (including ADSs for which Class D Shares have been exchanged) have not theretofore been accepted for payment, to delay (except as otherwise required by applicable law) acceptance for payment of or payment for ADSs (including ADSs for which Class D Shares have been exchanged) or to terminate the U.S. Offer and not accept for payment or pay for ADSs (including ADSs for which Class D Shares have been exchanged).

    If the Company extends the period of time during which the U.S. Offer is open, is delayed in accepting for payment or paying for ADSs (including ADSs for which Class D Shares have been exchanged) or is unable to accept for payment or pay for ADSs (including ADSs for which Class D Shares have been exchanged) pursuant to the U.S. Offer for any reason, then, without prejudice to the Company's rights under the U.S. Offer, the U.S. Receiving Agent may, on behalf of the Company, retain all ADSs and Class D Shares tendered, and such ADSs and Class D Shares may not be withdrawn except as otherwise provided in
Section 4. The reservation by the Company of the right to delay acceptance for payment of or payment for ADSs (including ADSs for which Class D Shares have been exchanged) is subject to applicable law, which requires that the Company pay the consideration offered or return the ADSs and Class D Shares deposited by or on behalf of ADS holders and Class D shareholders promptly after the termination or withdrawal of the U.S. Offer.

    The Company will inform the U.S. Receiving Agent and Information Agent of any extension, termination or amendment of the U.S. Offer, and any such extension, termination or amendment will also be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Company may choose to make any public announcement, the Company will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the U.S. Offer, the Company will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. In the event of an extension of the U.S. Offer, the Company intends to extend the Venezuelan Offer.

13. Conditions of the U.S. Offer

    Notwithstanding any other provisions of the U.S. Offer, the Company shall not be required to accept for payment and, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Company's obligation to pay for or return tendered securities promptly after termination or withdrawal of the U.S. Offer), the Company shall not be required to pay for, any ADSs (including ADSs for which Class D Shares have been exchanged), may postpone the acceptance for payment of, or payment for, tendered ADSs and Class D Shares, and may, in its reasonable judgment, extend, terminate or amend the U.S. Offer as to any ADSs (including ADSs for which Class D Shares have been exchanged) not then accepted for payment if in the reasonable judgment of the Company any of the following conditions have not been satisfied or waived by the Company on or before the Expiration Date and prior to the acceptance for payment of the ADSs (including ADSs for which Class D Shares have been exchanged).

    Satisfaction of Conditions to the Venezuelan Offer Condition

    The conditions to the Venezuelan Offer shall have been satisfied or waived by the Company, and no event upon which the Company may withdraw the Venezuelan Offer in accordance with the terms the Venezuelan Offer shall have occurred. The conditions of the Venezuelan Offer are substantially similar to those of the U.S. Offer.

    Shareholder Approval Condition

    The shareholders (including ADS holders) of the Company shall have approved the Offers.

    Regulatory Approval Condition

    All regulatory approvals, actions, waivers or consents required to consummate the Offers shall have been obtained and remain in full force and effect, without the imposition of any condition or restriction that would be adverse to the Company or any of its affiliates.

    Governmental Action and Litigation Condition

    No court of competent jurisdiction or other competent governmental or regulatory authority shall have enacted, issued, promulgated, enforced or entered any order, law or regulation which is then in effect that has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of either Offer.

    Change of Law Condition

    There shall not have been any action taken, or any statute, rule, regulation, order, decree or injunction sought, proposed, enacted, promulgated, entered, enforced or deemed or become applicable to the Offers, or any other action taken, proposed or threatened, by any government, governmental authority or other regulatory or administrative agency, commission, authority, tribunal or court, domestic, foreign or supranational, that might result in any of the consequences referred to in the Governmental Action and Litigation Condition.

   Adverse Market and National and International Changes Condition

    There shall not have occurred:

   . any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange, Venezuelan securities exchange or the United States Over-the-Counter market;

   . a declaration of a banking moratorium or any suspension of payment in respect of banks in the United States or Venezuela, whether mandatory or not mandatory;

   . any limitation, whether or not mandatory, by any United States or Venezuelan governmental authority or agency on, or other event which might affect the extension of credit by banks or other lending institutions;

   . a change or development involving a prospective material change in the valuation of the Bolivar relative to the U.S. dollar, or the imposition of exchange controls, currency exchange rates or any suspension of, or limitation on, the markets for currency;

   . any change in taxation, including any stock transfer duty affecting the ADSs or Class D Shares or stock exchange registration rights or any other fees or duties payable as a result of the purchase of Class D Shares or ADSs pursuant to the Offers;

   . any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States or Venezuela or in the market prices of the ADSs or the Class D Shares; any adverse change in the general political, market, economic, regulatory or financial conditions in Venezuela that could have a material adverse effect on CANTV's businesses, operations, prospects, trading in the ADSs or Class D Shares or the value of the ADSs or Class D Shares; or

   . a material acceleration or worsening of any of the economic, political or other national or international conditions existing in the United States or Venezuela at the time of the commencement of the U.S. Offer or the Venezuelan Offer.

    Alternative Proposal Condition

    There shall not have been publicly proposed to be made nor shall the Company have learned that any other person or entity or "group," within the meaning of Section 13(d)(3) of the Exchange Act, has made or intends to make a tender offer or exchange offer for Class D Shares or ADSs other than the AES Offer (which shall not have been amended or modified since the date of this Offer to Purchase).

    Agreement with AES Condition

    The Company shall not have:

   . reached an agreement or understanding with AES that the AES Offer shall be terminated or amended; or

   . entered into an agreement or an agreement in principle with AES relating to a business combination or joint venture, strategic alliance or similar arrangement or a purchase of shares, ADSs or assets of CANTV;

which the Board of Directors of CANTV approves because it deems such agreement or understanding to be in the best interests of the shareholders.

    Termination of the Venezuelan Offer Condition

    The Venezuelan Offer shall not have been terminated.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in its reasonable judgment regardless of the circumstances (including any action or omission by the Company or any of their affiliates) giving rise to any such conditions or may be waived by the Company in its reasonable discretion in whole or in part at any time and from time to time.

    The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning any condition or event described in this Section 13 shall be final and binding upon all parties, including all tendering ADS holders and Class D shareholders.

14. Legal Matters; Regulatory Approvals

    General

    Except as set forth in this U.S. Offer to Purchase, the Company is not aware of:

       (1) any governmental license or regulatory permit that appears to be material to CANTV's business that might be adversely affected by the Company's purchase of ADSs or Class D Shares as contemplated in the Offers,

       (2) any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition of ADSs or Class D Shares by the Company as contemplated in the Offers, or

       (3) any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or any consent, waiver or other approval, that would be required as a result of or in connection with the Offers, including, but not limited to, any consents or other approvals under any licenses, concessions, permits and agreements to which the Company or any of its subsidiaries or affiliates is a party.

    Should any such approval or other action be required, the Company will determine in its sole discretion whether such approval or other action will be sought. Any such approval may delay the acceptance for payment of or payment for ADSs (including ADSs for which Class D Shares have been exchanged) tendered pursuant to the U.S. Offer. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, which could cause the Company to elect to terminate the U.S. Offer without the purchase of ADSs (including ADSs for which Class D Shares have been exchanged) thereunder. The Company's obligation under the U.S. Offer to accept for payment and pay for ADSs (including ADSs for which Class D Shares have been exchanged) is subject to certain conditions. See Section 13.

    Exemption Requested from the Securities and Exchange Commission

    In order to facilitate the making of the Offers, CANTV has requested that the SEC grant certain exemptive relief under the Exchange Act.

    Among other things, Rule 13e-4(f)(6) and Rule 14e-5 generally prohibit a person making a tender offer for an equity security from directly or indirectly purchasing or making any arrangement to purchase such security or any security convertible into, or exchangeable for, such security, other than pursuant to the tender offer. This prohibition applies from the time the offer is publicly announced until its expiration. Accordingly, in the absence of exemptive relief, these rules could be construed to prohibit the Company from purchasing Class D shares in the Venezuelan Offer. The exemption from these rules being requested would permit the Company: (1) to purchase Class D Shares pursuant to the Venezuelan Offer during, but outside, the U.S. Offer; and (2) to enter into such arrangements and agreements and to take such other steps as may be necessary or advisable to effect the Venezuelan Offer.

    Under Rule 13e-4(f)(3), in the case of an issuer tender offer for less than all of the outstanding securities of a class, if a greater number of securities is tendered than the number sought, then the securities tendered must be accepted as nearly as may be pro rata, disregarding fractions, according to the number of securities tendered by each shareholder during the offer period. One of the primary objectives of CANTV is to ensure equal treatment among shareholders in the tender offer process. If the Offers are oversubscribed, such that more than 138,905,608 Class D Shares are validly tendered and not withdrawn (including Class D Shares underlying ADSs), CANTV intends to place the ADSs and Class D Shares in a common proration pool so that the same proportion of ADSs (including ADS issued in exchange for Class D Shares) tendered in the U.S. Offer and Class D Shares tendered in the Venezuelan Offer are purchased. We believe this proration mechanism best achieves the regulatory objective of Rule 13e-4(f)(3), that is, to ensure equal treatment among shareholders, because each ADS holder and each Class D shareholder will be granted the opportunity to participate in the Offers on an equivalent basis. Accordingly, CANTV has requested the Staff to confirm that conducting the Offers in the manner described above complies with the proration requirements of Rule 13e-4(f)(3).

    In connection with receiving this relief, the Company will agree:

   . that, prior to the expiration of the U.S. Offer, it will not purchase ADSs or Class D Shares except: (i) ADSs (including ADSs issued in exchange for Class D Shares) pursuant to the U.S. Offer; and (ii) Class D Shares pursuant to the Venezuelan Offer;

   . that the cash consideration offered in the U.S. offer to U.S. persons will be equivalent in value to the cash consideration offered to non-U.S. persons in the Venezuelan offer (not including exchange rate fluctuations);

   . that if the price paid in the Venezuelan Offer for Class D Shares is increased, a corresponding increase in the price paid for ADSs in the U.S. Offer will be made; and

   .  to other customary conditions.

    Venezuelan Tender Offer Regulations

    In accordance with the Venezuelan tender offer regulations, the Company must report the results of the Offers to the CNV, the Caracas Stock Exchange and the general public within two days following the closing of each of the U.S. Offer and the Venezuelan Offer through a notice published in two newspapers with a nationwide circulation.

    Venezuelan Legal Proceeding

    On October 18, 2001, a minority shareholder filed an amparo, which resembles an injunction, with the First Administrative Court in Caracas seeking to enjoin the October 24, 2001 extraordinary shareholder meeting. The shareholder claims harm to the constitutional right to information from alleged discrepancies in information made public about the proposals to be voted on by the shareholders at the October meeting. The Company believes that the shareholder claims for injunctive relief with respect to the shareholder meeting are without merit and intend to contest the actions vigorously.

15. Fees and Expenses

    Except as set forth below, the Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of ADSs and Class D Shares pursuant to the U.S. Offer.

    Goldman Sachs is acting as financial advisor to the Company in connection with the AES Offers and the evaluation of strategic alternatives and other related matters. Pursuant to the terms of its engagement, Goldman Sachs will receive a fee of $12 million. The Company has agreed to indemnify Goldman Sachs against certain liabilities and related expenses arising in connection with its engagement, including certain liabilities under the U.S. federal securities laws.

    The Company has retained The Bank of New York to act as the U.S. Receiving Agent in connection with the U.S. Offer. The U.S. Receiving Agent has not been retained to make solicitations or recommendations in its role as receiving agent. The U.S. Receiving Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

    The Company has retained Georgeson Shareholder Communications Inc. to act as the Information Agent in connection with the U.S. Offer. The Information Agent may contact holders of ADSs by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the U.S. Offer to beneficial owners of ADSs. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

    The Company has retained Citigate Sard Verbinnen ("Sard Verbinnen") as its global public relations advisor in connection with the Offers and certain related matters. The Company will pay Sard Verbinnen reasonable and customary compensation for its services and will reimburse Sard Verbinnen for its reasonable out-of-pocket expenses incurred in connection therewith. The Company has also agreed to indemnify Sard Verbinnen against various liabilities related to its engagement.

    The Company has also retained Estima as its public relations advisor in Venezuela in connection with the Offers and certain related matters. The Company will pay Estima reasonable and customary compensation for its services and will reimburse Estima for its reasonable out-of-pocket expenses incurred in connection therewith.

16. Miscellaneous

    The U.S. Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of ADSs or Class D Shares in any jurisdiction in which the making of the U.S. Offer or acceptance for payment of ADSs (including ADSs for which Class D shares have been exchanged) would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the U.S. Offer in any such jurisdiction and extend the U.S. Offer to holders of ADSs or Class D Shares in any such jurisdiction. In any U.S. jurisdiction where securities, blue sky or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer shall be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    No person has been authorized to give any information or make any representation on behalf of the Company not contained in this U.S Offer to Purchase or in the Letter of Transmittal or Notice of Guaranteed Delivery and, if given or made, such information or representation must not be relied upon as having been authorized.

                                          COMPANIA ANONIMA NACIONAL TELEFONOS
                                            DE VENEZUELA (CANTV)

October 24, 2001

                                  SCHEDULE I

       INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF CANTV

                                                                                 Aggregate
                                                                                 Percentage
                                                                                 of Shares
                                                                                 (including
                                                      Aggregate Number of Shares   ADSs)
Name                                                    (including ADSs) Owned     Owned
----                                                  -------------------------- ----------
Directors
 Gustavo Roosen                                             20,691 ADSs              **
   (President, Chairman and Chief Executive Officer)
 Vicente Llatas                                             --                        **
   (Executive Vice President and Chief Operating
     Officer)
 Kathleen Hishinuma                                         --                       **
 Fares F. Salloum                                           --                       **
 Alfred C. Giammarino                                       2,000 ADSs               **
 Richard Bulger                                             --                       **
 Jose Manuel Santero Munoz                                  --                       **
 Alberto Maman                                              2,576 shares             **
 Yelitza Garcia                                             1,811 shares             **
 Ubaldo Suniaga                                             --                       **
Alternate Directors
 Howard M. Svigals                                          --                       **
 Luis Esteban Palacios                                      2,576 shares             **
 Cesar Quintini Rosales                                     500 ADSs                 **
 Luis Parra                                                 3,940 shares             **
 Carmelo Marquez                                            4,252 shares             **
 Ruben G. Perlmutter                                        --                       **
 Steve Clancy                                               --                       **
 Arminio Borjas                                             190 shares               **
Executive Officers
General Manager, Communications and External
  Relations--
 Bernardo Fischer                                           12,429 shares            **
General Manager, Planning--
 Arnaldo Slavick                                            205 shares               **
General Manager, General Counsel--
 Francisco Palma                                            5,154 shares             **

General Manager, Information Systems--
 Regulo Carpio                                              15,974 shares            **
General Manager, Network--
 Kathleen de lzaguirre                                      17,889 shares            **
General Manager, Shared Services--
 Luis de Leon                                               13,085 shares            **
General Manager, Regulatory Affairs--
 Eloina Perez Di Giacomo                                    2,556 shares             **
General Manager, Human Resources--
 Pedro Gonzalez                                             14,114 shares            **
General Manager, Chief Financial Officer--
 Armando Yanes                                              --                       **
President, CANTV.net--
 Miguel Benatuil                                            --                       **
President, Movilnet--
 Guillermo Olaizola                                         2,982 shares             **

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF VERIZON
                              COMMUNICATIONS INC.

    The provision of this information should not be deemed an admission that Verizon Communications Inc. is a controlling person of CANTV. The principal business address and business telephone number of Verizon Communications Inc. and the executive officers and directors listed below is 1095 Avenue of the Americas, New York, New York, 10036, telephone number: (212) 395-1783.

                                                                             Aggregate
                                                                             Percentage
                                                                             of Shares
                                                                             (including
                                                  Aggregate Number of Shares   ADSs)
Name                                                (including ADSs) Owned     Owned
----                                              -----------                --
Directors
 James R. Barker                                         --                      **
 Edward H. Budd                                          --                      **
 Richard L. Carrion                                      --                      **
 Robert F. Daniell                                       --                      **
 Helene L. Kaplan                                        --                      **
 Sandra O. Moose                                         --                      **
 Joseph Neubauer                                         --                      **
 Thomas H. O'Brien                                       --                      **
 Russell E. Palmer                                       --                      **
 Hugh B. Price                                           --                      **
 Walter V. Shipley                                       --                      **
 John W. Snow                                            --                      **

Executive Officers
Chairman, and Co-Chief Executive Officer--
  Charles R. Lee                                         11,000 ADSs             **
President, and Co-Chief Executive Officer--
  Ivan G. Seidenberg                                     --                      **
Vice Chairman and President--
  Lawrence T. Babbio, Jr.                                --                      **
Vice Chairman and President--
  Michael T. Masin                                       --                      **
Vice Chairman and Chief Financial Officer--
  Frederic V. Salerno                                    --                      **
Executive Vice President--Strategy,
  Development and Planning--
  David H. Benson                                        --                      **
Executive Vice President Public Affairs and
  Communications--
  Mary Beth Bardin                                       --                      **
Executive Vice President and General Counsel--
  William P. Barr                                        --                      **
Senior Vice President and Treasurer--
  William F. Heitmann                                    --                      **
Executive Vice President--Human Resources--
  Ezra D. Singer                                         --                      **
Executive Vice President and President
  Verizon Wireless--
  Dennis F. Strigl                                       --                      **
Senior Vice President, Deputy General Counsel and
  Corporate Secretary--
  Marianne Drost                                         --                      **
Senior Vice President and Controller--
  Lawrence R. Whitman                                    --                      **

** Represents less than 1% of the outstanding CANTV Shares.

    Copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, ADRs, Class D share certificates and any other required documents should be sent or delivered by each ADS holder or Class D shareholder of CANTV or such ADS holder's or Class D shareholder's broker, dealer, commercial bank, trust company or other nominee to the U.S. Receiving Agent, at one of the addresses set forth below:

                THE U.S. RECEIVING AGENT FOR THE U.S. OFFER IS:

                             THE BANK OF NEW YORK


    By First-Class Mail:                  By Hand:                 By Overnight Delivery:
Tender & Exchange Department    Tender & Exchange Department    Tender & Exchange Department
        P.O Box 11248         c/o The Depository Trust Company 385 Rifle Camp Road, 5th Floor
    Church Street Station             55 Water Street          West Paterson, New Jersey 07424
New York, New York 10286-1248      Jeanette Park Entrance
                                  New York, New York 10041

                                 By Facsimile:
                       (For Eligible Institutions Only)
                                (973) 247-4077

                   For Confirmation of Facsimile, Telephone:
                                (973) 247-4076
    Any questions or requests for assistance or additional copies of this U.S. Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at the address and telephone numbers set forth below. ADS holders and Class D shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the U.S. Offer.

                 THE INFORMATION AGENT FOR THE U.S. OFFER IS:

[LOGO] Georgeson Shareholder

                                17 State Street
                           New York, New York 10004
                    (800) 223-2064 (TOLL-FREE IN THE U.S.)
                 +1 (212) 440-9800 (COLLECT OUTSIDE THE U.S.)